UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.        )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ZOOMINFO TECHNOLOGIES INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 27, 2025
Dear Stockholder:
Please join us for ZoomInfo Technologies Inc.’s Annual Meeting of Stockholders on Wednesday, May 14, 2025, at 12:00 p.m., Eastern Time. Consistent with past practice, the Annual Meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/ZI2025.

Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the meeting. The Notice of Internet Availability of this Proxy Statement and Annual Report and the proxy card are first being sent to stockholders on or about March 27, 2025. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy. At the Annual Meeting, you will be asked to:

1.Elect four Class II directors, to serve until our 2028 annual meeting of stockholders;
2.Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2025; and
3.Approve, on an advisory, non-binding basis, the compensation of our named executive officers.
Whether or not you plan to attend the virtual meeting, your vote is important to us. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning a proxy card, or you may vote via the Internet at the Annual Meeting. We encourage you to vote by Internet, by telephone or by proxy card in advance even if you plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting.
Thank you for your continued support of ZoomInfo Technologies Inc.

Sincerely,

Henry L. Schuck
Chief Executive Officer and Chairman of the Board of Directors

ZOOMINFO TECHNOLOGIES INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	12:00 p.m., Eastern Time, on Wednesday, May 14, 2025

VIRTUAL LOCATION
You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/ZI2025. You will need to have your 16-Digit Control Number included on your proxy card or the instructions that accompanied your proxy materials in order to join the Annual Meeting.

ITEMS OF BUSINESS	1.To elect the director nominees listed in the Proxy Statement.

2.To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2025.

3.To approve, on an advisory, non-binding basis, the compensation of our named executive officers.

4.To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a stockholder of record at the close of business on March 17, 2025.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by completing, signing and mailing the proxy card. Voting procedures are described on the following page and on the proxy card.

By Order of the Board of Directors,

Ashley McGrane
Secretary and General Counsel March 27, 2025
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Wednesday, May 14, 2025: This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com. A list of the stockholders of record at the close of business on March 17, 2025 will also be available electronically during the Annual Meeting at www.virtualshareholdermeeting.com/ZI2025.

PROXY VOTING METHODS
If you were a stockholder of record at the close of business on March 17, 2025, you may vote your shares (i) over the Internet, by telephone or by mail in advance of the Annual Meeting or (ii) over the Internet at the Annual Meeting. You may also revoke your proxies at the times and in the manners described in the General Information section of this Proxy Statement. For shares held through a broker, bank or other nominee, you may submit voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.
If you are a stockholder of record, your Internet, telephone or mail vote must be received by 11:59 p.m., Eastern Time, on May 13, 2025 to be counted. If you hold shares through a broker, bank or other nominee, please refer to information from your broker, bank or nominee for voting instructions.
To vote by proxy if you are a stockholder of record:
BY INTERNET
•Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.
•You will need the 16-digit number included on your proxy card to obtain your records and to create an electronic voting instruction form.
BY TELEPHONE
•From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.
•You will need the 16-digit number included on your proxy card in order to vote by telephone.
BY MAIL
•Mark your selections on the proxy card.
•Date and sign your name exactly as it appears on your proxy card.
•Mail the proxy card in the enclosed postage-paid envelope provided to you.
YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

i

Forward-Looking Statements
This Proxy Statement includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts made in this document are forward-looking. In some cases, you can identify these forward-looking statements by the use of words such as “anticipate”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “may”, “might”, “objective”, “outlook”, “plan”, “potential”, “predict”, “projection”, “seek”, “should”, “target”, “trend”, “will”, “would” or the negative version of these words or other comparable words.
We have based our forward-looking statements on beliefs and assumptions based on information available to us at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may, and often do, vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements. Certain risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (our “2024 10-K”). Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments, or other strategic transactions we may make. You should not place undue reliance on our forward-looking statements.
Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.
ii

ZOOMINFO TECHNOLOGIES INC.
805 Broadway Street, Suite 900
Vancouver, Washington 98660
Telephone: (800) 914-1220
PROXY STATEMENT
Annual Meeting of Stockholders
May 14, 2025
GENERAL INFORMATION
Why am I being provided with these materials?
The notice containing instructions on how to access this Proxy Statement and Annual Report and proxy card are first being sent to stockholders on or about March 27, 2025. We have delivered these proxy materials to you in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of ZoomInfo Technologies Inc. (“we”, “our”, “us” or the “Company”) of proxies to be voted at our Annual Meeting of Stockholders to be held on May 14, 2025 (the “Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. You are invited to attend the Annual Meeting and vote your shares during the meeting via the Internet or to vote your shares in advance by proxy via the Internet, by telephone or by mail.
What am I voting on?
There are three proposals scheduled to be voted on at the Annual Meeting:
•Proposal No. 1: Election of the director nominees listed in this Proxy Statement.
•Proposal No. 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2025.
•Proposal No. 3: Approval, on an advisory, non-binding basis, of the compensation of our named executive officers.
Who is entitled to vote?
Stockholders as of the close of business on March 17, 2025 (the “Record Date”) may vote at the Annual Meeting or any postponement or adjournment thereof. As of that date, there were 338,415,320 shares of our common stock outstanding. Holders of our common stock have one vote for each share of common stock held as of the Record Date including shares:
•Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and
•Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares.

What constitutes a quorum?
The virtual presence or representation by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter constitutes a quorum. Abstentions and shares represented by “broker non-votes” that are present and entitled to vote at the Annual Meeting are counted for purposes of determining a quorum.
What is a “broker non-vote”?
A broker non-vote occurs when shares held through a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at its discretion. Proposal No. 1 and Proposal No. 3 are each considered non-routine matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal No. 2 is considered a routine matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on this proposal.
How many votes are required to approve each proposal?
For Proposal No. 1, under our Amended and Restated Bylaws (the “Bylaws”), directors are elected by a plurality vote, which means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in the nominee's favor and will have no effect on the outcome of the election. You may vote “FOR” or “WITHHOLD” on each nominee for election as a director.
For Proposal No. 2, under our Bylaws, approval of the proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present virtually or represented by proxy and entitled to vote on the proposal.
For Proposal No. 3, approval of the proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present virtually or represented by proxy and entitled to vote on the proposal.
It is important to note that each of the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2025 (Proposal No. 2) and the proposal regarding the non-binding advisory vote on the compensation of our named executive officers (Proposal No. 3) is non-binding and advisory. While the ratification of KPMG LLP as our independent registered public accounting firm for 2025 is not required by our Bylaws or otherwise, if our stockholders fail to ratify the selection, we will consider it notice to the Board and the Audit Committee to consider the selection of a different firm. Similarly, the Board and the Compensation Committee will consider the outcome of the non-binding advisory vote on the compensation of our named executive officers when determining the compensation of our named executive officers.
How are votes counted?
With respect to the election of a director (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will not count as a vote “FOR” or “AGAINST” a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of Proposal No. 1.
With respect to the ratification of our independent registered public accounting firm (Proposal No. 2), you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will be counted as a vote “AGAINST” Proposal No. 2.

With respect to the non-binding advisory vote on the compensation of our named executive officers (Proposal No. 3), you may select “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will be counted as a vote “AGAINST” Proposal No. 3. Broker non-votes will not affect the outcome of voting on this proposal.
If you sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendation of the Board with respect to the Proposals and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.
How does the Board recommend that I vote?
Our Board recommends that you vote your shares:

☑	“FOR” the director nominees set forth in this Proxy Statement.

☑	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2025.

☑	“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers.
Who will count the vote?
A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) or its designee will tabulate the votes and act as the inspector of election.
How do I vote my shares without attending the Annual Meeting?
If you are a stockholder of record, you may vote by authorizing a proxy to vote on your behalf at the Annual Meeting. Specifically, you may authorize a proxy:
•By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your proxy card in order to vote by Internet.
•By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your proxy card in order to vote by telephone.
•By Mail—You may vote by mail by signing and dating the proxy card where indicated and by mailing, or otherwise returning the card in the postage-paid envelope provided to you, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.
Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on May 13, 2025, for the voting of shares held by stockholders of record as of the Record Date. Proxy cards with respect to shares held of record must be received no later than May 13, 2025.
If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

How do I attend and vote my shares at the Virtual Annual Meeting?
This year’s Annual Meeting will be a completely “virtual” meeting of stockholders. The virtual shareholder meeting webcast, hosted by Broadridge, allows all stockholders to join the meeting, regardless of location. We aim to provide stockholders the same rights and comparable opportunities for participation that could be provided at an in-person meeting. You may attend the Annual Meeting via the Internet. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/ZI2025. If you virtually attend the Annual Meeting you can vote your shares electronically, and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/ZI2025. A summary of the information you need to attend the Annual Meeting and vote via the Internet is provided below:
•Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ZI2025.
•Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/ZI2025 on the day of the Annual Meeting. We encourage you to access the meeting webcast prior to the start time. Online access will begin at 11:45 a.m. Eastern Time on May 14, 2025. If you encounter difficulties joining the Annual Meeting webcast during check-in at the meeting time, please check your internet connectivity and contact our voting intermediary, Broadridge.
•Stockholders may vote and submit questions while attending the Annual Meeting via the Internet. Rules of conduct for the Annual Meeting will be available once you access the meeting webcast and will also be available on the Annual Meeting website at www.virtualshareholdermeeting.com/ZI2025. A replay of the Annual Meeting will be available at www.virtualshareholdermeeting.com/ZI2025 following the meeting.
•You will need the 16-digit number that is included in your proxy card or the instructions that accompanied your proxy materials in order to enter the Annual Meeting, ask any questions, and vote during the Annual Meeting.
Will I be able to participate in the online Annual Meeting on the same basis I would be able to participate in a live annual meeting?
The Annual Meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. The online meeting format for the Annual Meeting will enable full and equal participation by all our stockholders from any place in the world at little to no cost.
We designed the format of the online Annual Meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. We plan to take the following steps to provide for such an experience:
•Providing stockholders with the ability to submit questions up to 15 minutes in advance of, and during the meeting, after entering your 16-digit control number;
•Providing stockholders with the ability to submit questions real-time via the meeting website, in accordance with the rules of conduct posted to the Annual Meeting website; and
•Answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting.

You can submit questions in writing to the virtual meeting website during the Annual Meeting. You must first join the meeting with your control number as described above, click on the “Q&A” tab, type the question into the “Submit a question” field, and click “Submit.” We intend to answer questions pertinent to Company matters as time allows during the meeting. Questions that are substantially similar may be grouped and answered once to avoid repetition. Stockholder questions related to matters that are not pertinent to Annual Meeting matters, or that are otherwise out of order or not suitable for the conduct of the Annual Meeting will not be addressed during the meeting. If there are any matters of individual concern to a stockholder and not of general concern to all stockholders, or if a question posed is not otherwise answered, during the Annual Meeting, those matters or questions may be raised separately after the Annual Meeting by contacting our Investor Relations department.
Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?
Similar to prior years, we are using the SEC rule that allows companies to furnish their proxy materials over the Internet in order to promote efficiency and accessibility. As a result, we are mailing to many of our stockholders a Notice of Internet Availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the Notice of Internet Availability will have the ability to access the proxy materials over the Internet.
For stockholders who have previously requested to receive paper copies of the proxy materials, we are providing paper copies of the proxy materials instead of a Notice of Internet Availability of the proxy materials.
What does it mean if I receive more than one proxy card on or about the same time?
It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each proxy card you receive.
May I change my vote or revoke my proxy?
Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:
•Sending a written statement to that effect to our Secretary, provided such statement is received no later than May 13, 2025;
•Voting by Internet or telephone at a later time than your previous vote and before the closing of those voting facilities at 11:59 p.m., Eastern Time, on May 13, 2025;
•Submitting a properly signed proxy card, which has a later date than your previous vote, and that is received no later than May 13, 2025; or
•Attending the Annual Meeting and voting (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder's last vote is the vote that will be counted.
If you hold shares in street name, please refer to information from your bank, broker or other nominee on how to revoke or submit new voting instructions.
Could other matters be decided at the Annual Meeting?
As of the date of this Proxy Statement, we do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees of the Company (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS
Our Second Amended and Restated Certificate of Incorporation provides for a classified Board of Directors divided into three classes. The Board believes that a classified Board of Directors, with responsible refreshment, provides continuity and stability in pursuing the Company’s policies and strategies and reinforces its commitment to long term perspective and value creation. Keith Enright, Henry L. Schuck and Owen Wurzbacher constitute a class with a term that expires at the Annual Meeting of Stockholders in 2027 (the “Class I Directors”); Ashley S. Evans, Robert Keith Giglio, Alison Gleeson and Mark Mader constitute a class with a term that expires at the Annual Meeting of Stockholders in 2025 (the “Class II Directors”); and Domenic J. Maida, Katie Rooney and D. Randall Winn constitute a class with a term that expires at the Annual Meeting of Stockholders in 2026 (the “Class III Directors”).
Upon the recommendation of the Nominating and Corporate Governance Committee, the full Board of Directors has considered and nominated each of Ashley S. Evans, Robert Keith Giglio, Alison Gleeson and Mark Mader to serve as a Class II Director for a three-year term expiring in 2028. Action will be taken at the Annual Meeting for the election of these Class II Director nominees.
Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) included with this Proxy Statement intend to vote the proxies held by them “FOR” the election of the director nominees. Each nominee has indicated that he or she will be willing and able to serve as a director. If the nominee ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.
Nominees for Election to the Board of Directors in 2025
The following information describes the offices held, other business directorships and the term of service of the director nominees, as well as the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that each director nominee should serve as a director. Beneficial ownership of equity securities of each director nominee is shown under “Ownership of Securities” below.

Class II – Nominees for terms expiring in 2028

Ashley S. Evans Age 45 Chair of the Audit Committee & Member of the Compensation Committee
Ms. Evans has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since February 2020 and served as a member of the Board of Managers of ZoomInfo Holdings LLC from 2018 to June 2020. Ms. Evans currently serves as a Partner at Francisco Partners, a leading global investment firm that partners with technology businesses, which she joined in 2022. Prior to that, she was a Partner at The Carlyle Group, which she joined in 2006. She invests in enterprise software businesses and currently serves on the board of several privately held companies, including Greenslate, Macrobond, PayScale, SourceScrub and Litmos, and has previously served on the boards of HireVue, Jagex, NEOGOV, Saama, TriNetX and Veritas. She is a founder of SynGAP Research Fund, a public charity focused on improving the lives of SynGAP patients through the research and development of precision treatments. Ms. Evans holds an A.B. summa cum laude from Harvard College, where she was elected to Phi Beta Kappa, an M.Phil from the University of Cambridge, where she was a Knox Scholar, and a M.B.A. from Stanford University’s Graduate School of Business, where she was a Siebel Scholar and an Arjay Miller Scholar.
Nomination considerations: Ms. Evans’ significant core business skills, including financial and strategic planning, and her extensive management experience, including her involvement with Francisco Partners and Carlyle.

Robert Keith Giglio Age 57 Member of the Nominating and Corporate Governance Committee
Mr. Giglio has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since March 2025. Mr. Giglio currently serves as the Chief Customer Officer at Canva, where he oversees Canva’s sales and go-to-market efforts. Prior to his role at Canva, Mr. Giglio was the Chief Customer Officer at HubSpot from March 2022 to April 2024, where he led HubSpot’s marketing, sales, success and operational efforts. Prior to that, Mr. Giglio led teams as the Chief Marketing Officer at DocuSign from March 2020 to March 2022, and held various senior leadership positions at Adobe from May 2009 to March 2020. Mr. Giglio holds an M.B.A. from the University of Southern California - Marshall School of Business and a B.A. from San Diego State University.

Nomination considerations: Mr. Giglio’s extensive knowledge and leadership experience with sales and go-to-market strategies in our industry and with SaaS companies.

Allison Gleeson Age 59 Chair of the Nominating and Corporate Governance Committee & Member of the Compensation Committee
Ms. Gleeson has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since July 2022. She currently also serves on the boards of directors of publicly traded SaaS companies Elastic N.V, since January 2020, and 8x8, Inc., since August 2021, as a Special Advisor and Portfolio Committee Member at Brighton Park Capital, an investment firm, since October 2019, and on The Eli Broad College of Business Advisory Board of Directors for her alma mater, Michigan State University, since June 2017. From January 1996 to October 2018, Ms. Gleeson was with Cisco, where she served in various roles, most recently as Senior Vice President, Americas from July 2014 to October 2018. In that role she was responsible for Cisco's largest geographic region, with $25B+ in annual sales, and led 9,000 employees across 35 countries. Ms. Gleeson is also a highly-regarded international speaker on the drivers for digital disruption across industries, the role of technology in enabling business transformation, and empowering women in technology. Ms. Gleeson holds a B.S. in Finance and Marketing from Michigan State University.

Nomination considerations: Ms. Gleeson’s extensive enterprise sales and marketing experience, including her leadership roles and go-to-market experience at a large public company.

Mark Mader Age 54 Member of the Audit Committee
Mr. Mader has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since February 2020 and served as a member of the Board of Managers of ZoomInfo Holdings LLC from February 2020 to June 2020. Mr. Mader currently serves as President, Chief Executive Officer and director of Smartsheet Inc., a SaaS collaboration and work management provider. Prior to joining Smartsheet Inc. in 2006, Mr. Mader served in various leadership positions from 1995 to 2005 at Onyx Software Corporation, a customer relationship management software company acquired by M2M Holdings, including as Senior Vice President of Global Services. From 1993 to 1995, Mr. Mader was a senior associate at Greenwich Associates, a financial consulting firm. Mr. Mader holds a B.A. in Geography from Dartmouth College.

Nomination considerations: Mr. Mader’s extensive knowledge and experience in our industry and with SaaS companies, and his experience leading a public company as President, Chief Executive Officer and director of Smartsheet.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF
THE DIRECTOR NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors
The following information describes the offices held, other business directorships, the class and term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year, as well as the experiences, qualifications, attributes or skills that caused the Board to determine that the director should serve as a director. Beneficial ownership of equity securities for these directors is also shown under “Ownership of Securities” below.

Class III – Directors whose terms expire in 2026

Domenic J. Maida Age 51 Member of the Privacy, Security, and Technology Committee
Mr. Maida has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since August 2024. Mr. Maida currently serves as Senior Advisor for Boston Consulting Group (BCG), an American global management consulting firm founded in 1963 and headquartered in Boston, Massachusetts, and is the founder of Maida Consulting which he founded in 2022, which provides strategic advisory services in the FinTech and other data intensive industries. Prior to his current roles, Mr. Maida was Chief Data Officer from 2013 to 2021 at Bloomberg, where he was instrumental in revolutionizing global data operations through constant innovation. He currently serves as a director on the board of Macrobond Financial. Mr. Maida holds a B.S. in Mechanical Engineering from Johns Hopkins University.

Nomination considerations: Mr. Maida’s extensive knowledge and experience in our industry.

Katie Rooney Age 46 Member of the Audit Committee & Member of the Nominating and Corporate Governance Committee
Ms. Rooney has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since February 2025. Ms. Rooney currently serves as the Chief Financial Officer of Maven Clinic, a healthcare company dedicated to women’s and family health. Prior to her role at Maven Clinic, Ms. Rooney was the Global Chief Financial Officer and Chief Operating Officer at Alight, a leading cloud-based human capital technology and services provider. She has over two decades of leadership experience in financial and operational roles. Prior to Alight, she served in various leadership roles at Aon Hewitt from 2009 to 2017, including as Chief Financial Officer, and held various financial leadership positions at Morgan Stanley from 2006 to 2009. She previously served on the board of Smartsheet and currently serves on the board of trustees for Window to The World Communications, Inc., which owns WTTW and WFMT, Chicago’s public broadcasting television and radio station. Ms. Rooney holds a Bachelor of Business Administration degree in finance from the University of Michigan.

Nomination considerations: Ms. Rooney’s extensive financial, strategic and operational experience, as well as her significant experience leading a public company as Chief Financial Officer and Chief Operating Officer.

D. Randall Winn Age 55 Chair of the Compensation Committee & Member of the Privacy, Security, and Technology Committee
Mr. Winn has served as a member of the board of directors of ZoomInfo Technologies Inc. since February 2020 and served as a member of the Board of Managers of ZoomInfo Holdings LLC from 2014 to June 2020. Mr. Winn currently serves as a Managing Member of 22C Capital, a principal investment firm, which he founded in 2017, and also serves as Managing Member of FiveW Capital. Mr. Winn is currently a director of the following private companies: RevSpring, LMI, Aurora Energy Research and Canoe Intelligence. Mr. Winn previously was the nonexecutive chairman of Dealogic, served on the board of Definitive Healthcare (NASDAQ:DH) and served on the boards of private companies such as Viteos Fund Services, Merit Software, and eMarketer. Prior to founding 22C Capital, Mr. Winn was a co founder of, and Co-Managing Partner and ultimately Executive Managing Director/CEO of Capital IQ from 1999 to 2011. Mr. Winn holds an A.B. from the Woodrow Wilson School of Public and International Affairs at Princeton University.

Nomination considerations: Mr. Winn’s deep knowledge of our industry, extensive financial and business skills, including strategic planning, and his significant management and leadership experience, including with Capital IQ.

Class I – Directors whose terms expire in 2027

Henry L. Schuck Age 41 CEO & Chairman of the Board
Mr. Schuck has served as Chief Executive Officer, Chairman of the Board and a director of ZoomInfo Technologies Inc. since its formation in November 2019 and served as Chief Executive Officer and a director of ZoomInfo Holdings LLC (formerly known as DiscoverOrg Holdings, LLC) since founding it in 2007. Prior to founding ZoomInfo Holdings LLC, Mr. Schuck was VP of Research & Marketing at iProfile, a sales intelligence firm focused on the IT market. Mr. Schuck is a cum laude graduate of the University of Nevada, Las Vegas with a B.S. in Business Administration and a B.S. in Hospitality Management and holds a J.D., cum laude, from The Ohio State University Moritz College of Law. Mr. Schuck is a licensed attorney in Nevada and Washington. He served on the Board of Directors of Tegus, a financial data platform that was acquired by AlphaSense in 2024.

Nomination considerations: Mr. Schuck’s perspective and the experience he brings as our co-founder and CEO.

Keith Enright Age 50 Chair of the Privacy, Security, and Technology Committee & Member of the Audit Committee
Mr. Enright has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since March 2020 and served as a member of the Board of Managers of ZoomInfo Holdings LLC from March 2020 to June 2020. Mr. Enright currently serves as a Partner at Gibson Dunn, a leading global law firm. Mr. Enright serves as Co-Chair of both the firm’s Tech and Innovation Industry Group and Artificial Intelligence Practice group. Prior to joining Gibson Dunn in September 2024, Mr. Enright was the Chief Privacy Officer of Google LLC, a multinational technology company that specializes in Internet-related services and products, which include online advertising technologies, a search engine, cloud computing, software, and hardware. Prior to joining Google in 2011, Mr. Enright was the Chief Privacy Officer and Vice President, Privacy of Macy’s Inc. Mr. Enright holds a Bachelor of Arts Degree from the University of Massachusetts at Amherst and a Juris Doctor degree from The George Washington University Law School.
Nomination considerations: Mr. Enright’s extensive experience with data privacy, including as Chief Privacy Officer for Google LLC, and his significant core business skills.

Owen Wurzbacher Age 33 Member of the Compensation Committee & Member of the Nominating and Corporate Governance Committee
Mr. Wurzbacher has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since August 2024. Mr. Wurzbacher currently serves as Chief Investment Officer at HighSage Ventures, where he sets the firm’s strategy and oversees portfolio management. He was previously Managing Director & Portfolio Manager of HighSage Ventures from 2019 to 2023. Prior to his roles at HighSage Ventures, Mr. Wurzbacher worked at Highfields Capital, Amazon, and the Blackstone Group. Mr. Wurzbacher holds an M.B.A. from Stanford University’s Graduate School of Business, where he was an Arjay Miller Scholar and the winner of the Alexander A. Robichek Award for Outstanding Achievement in Finance and an M.A. in Education. He graduated magna cum laude from Harvard University, receiving an A.B. in Biology with a minor in Economics.

Nomination considerations: Mr. Wurzbacher’s extensive knowledge and experience with capital markets and with our industry.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS
Our Board of Directors manages or directs our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and four standing committees: the Audit Committee; the Compensation Committee; the Nominating and Corporate Governance Committee; and the Privacy, Security, and Technology Committee.
Our Board evaluates the Company’s corporate governance policies on an ongoing basis with a view towards maintaining the best corporate governance practices in the context of the Company’s current business environment and aligning our governance practices closely with the interests of our stockholders. Our Board and management value the perspective of our stockholders and encourage stockholders to communicate with the Board as described under “―Communications with the Board” below.
The stockholders agreement described under “Transactions with Related Persons—Stockholders Agreement” (the “stockholders agreement”) provides that investment funds associated with Henry L. Schuck, our Chief Executive Officer, and Kirk Brown (together, our “Founders”) have the right to designate nominees to our Board of Directors, subject to the maintenance of certain ownership requirements in us.
Director Independence and Independence Determinations
Under our Corporate Governance Guidelines and Nasdaq rules, a director is not independent unless our Board of Directors affirmatively determines that the director does not have any relationships which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current Nasdaq corporate governance standards for listed companies. Our Corporate Governance Guidelines require our Board of Directors to review the independence of all directors at least annually.
In the event a director has a relationship with the Company that is relevant to their independence and is not addressed by the objective tests set forth in the Nasdaq independence definition, our Board of Directors will determine, considering all relevant facts and circumstances, whether such relationship is material.
Our Board of Directors has affirmatively determined that each of Mses. Evans, Gleeson and Rooney and Messrs. Enright, Giglio, Mader, Maida, Winn and Wurzbacher is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable Nasdaq guidelines, including with respect to committee membership. Our Board also has determined that each of Mses. Evans and Rooney and Messrs. Enright and Mader is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each of Mses. Evans and Gleeson and Messrs. Winn and Wurzbacher is “independent” for purposes of Section 10C(a)(3) of the Exchange Act. In making its independence determinations, our Board of Directors considered and reviewed all information known to it (including information identified through annual directors’ questionnaires).

Director Nomination Process
The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, judgment, familiarity with the Company’s business and industry, independence of thought, and ability to work collegially with the other members of the Board. In addition, the Nominating and Corporate Governance Committee considers other factors it considers appropriate, including diversity of background with respect to gender, race, ethnicity, and geography. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company.
The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with diverse backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness. Set forth below is a list of experience, qualifications, attributes or skills that our Nominating and Corporate Governance Committee considers to be among the most important in its director nominating process, along with the number of current directors who possess the relevant experience, qualifications, attributes, and skills.

Average Age				Average Tenure*				Independent
49 years				4.9 years				90%

≤ 45		3		0 - 5 yrs			5	9

45 - 55			5	5 -10 yrs		3

55+	2			10 - 15 yrs	1

				15+ yrs	1

				* Includes tenure of ZoomInfo’s predecessor entities.

Director Skills, Knowledge, Experience and Attributes Deemed Most Valuable by Committee	Directors Self-Reporting Qualification (#)
Knowledge and Experience in ZoomInfo's Industry	8
Knowledge and Experience with SaaS Companies in Other Industries	9
Experience in Management of a Public Company	7
Other Extensive Management Experience in a Large Organization	7
Data Privacy Experience	5
Cyber Security Experience	5
Core Business and Leadership Skills	10
Leadership Experience in Sales / Go-to-Market Areas	3
Finance and Accounting Expertise	6
Financial and Strategic Planning Expertise	7
Experience in a Chief Product Officer or Similar Role with Oversight of Product Quality	1
Current or Past Director of Another Public Company	4
International Operations Experience	6
Experience at Growing a Scaled SaaS Business (revenue of $2bn+)	5
Multi-Product/Services or Multi-Segment Company Experience (Managing Multiple Products Across a Platform)	8
Demographic Background Considerations	5*
*Represents characteristics such as race/ethnicity (2 directors) and/or gender (3 directors).
In recommending that, or determining whether, members of the Board should stand for re-election, the Nominating and Corporate Governance Committee also may assess the contributions of incumbent directors in the context of the Board evaluation process and other perceived needs of the Board.
In addition to the process described above, the Nominating and Corporate Governance Committee also nominates the individuals designated by our Founders as required under the provisions of the stockholders agreement described under “Transactions With Related Persons—Stockholders Agreement.” Mr. Schuck is the director nominee of the Founders pursuant to the stockholders agreement.
When considering whether a nominee has the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in the board member’s biographical information set forth above. This process resulted in the Board’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.
We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act, and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the Company’s proxy statement as a nominee of the stockholder and to serving as a director if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary, ZoomInfo Technologies Inc., at 805 Broadway Street, Suite 900, Vancouver, Washington 98660. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our Bylaws. All recommendations for nomination received by the Secretary that satisfy our Bylaw requirements relating to director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. These requirements are also described under “Stockholder Proposals for the 2026 Annual Meeting.”
Stockholder Engagement
We have a history of actively engaging with our stockholders and regularly assessing our corporate governance, compensation and disclosure practices. We are committed to maintaining an active dialogue to understand the priorities of our stockholders and believe that ongoing engagement builds mutual trust and understanding. Both active and prospective stockholder engagement and feedback are important components of our corporate governance practices and inform our decisions and programs.
In 2024, members of our management team held more than 400 meetings with our current and prospective stockholders, which includes meetings with our top 50 most active investors, who collectively held more than 44% of our outstanding share capital. These discussions provided valuable feedback that informed our governance and compensation practices. The table below summarizes key topics relating to our corporate governance and executive compensation practices that we discussed with our stockholders, as well as our related accomplishments in these key areas in 2024. For additional information relating to our business, financial and product development highlights, see the section entitled “Executive Compensation Discussion and Analysis—Executive Compensation Objectives and Philosophy—2024 Business Highlights.”

Corporate Governance and Executive Compensation - Key Topics and Highlights in 2024
Board Leadership Structure:
Our Board is committed to appointing a Lead Independent Director prior to the 2026 annual meeting of stockholders. Our Corporate Governance Guidelines provide that whenever the Chairman of our Board is also the Chief Executive Officer or is a director who does not otherwise qualify as an “independent director,” the independent directors may, but are not obligated to, appoint from among themselves a Lead Independent Director. The Board and its Nominating and Corporate Governance Committee have considered stockholder feedback regarding the appointment of a Lead Independent Director, and believe that a Lead Independent Director would enhance the Company’s corporate governance in light of the fact that the Chairman of our Board is also our Chief Executive Officer. Although the independent members of the Board have not yet appointed a Lead Independent Director, in part due to recent Board refreshment and the relatively short tenure of some of our Board members, the Board is committed to appointing a Lead Independent Director by the 2026 annual meeting.

Board Refreshment:
Since the 2024 annual meeting of stockholders, we have appointed four new directors with skills and backgrounds that complement and enhance those of our continuing Board members. These new Board members bring fresh perspectives and additional technology, industry, operational and financial expertise.

Human Capital and Executive Compensation:
In 2024, we increased the proportion of performance-based equity in our CEO's compensation to 62.5% of total equity awards. In addition, we implemented adjusted free cash flow per share as a performance metric for PSUs to reflect our focus on sustainable, profitable growth. We also granted performance-based equity awards that are based on stock price performance targets to better align our executive compensation incentives with the long-term interests of our stockholders.

Our Values and Our Commitment to Corporate Responsibility
The Audit Committee of our Board of Directors oversees the Company’s environmental, social and governance related strategies, policies, practices, risk assessment and management, and public disclosures, in accordance with its charter. During 2024, we continued a program to evaluate our environmental, social and governance related strategies.

Set forth below are the Company’s core values, which we believe empower our employees and allow ZoomInfo to be the go-to-market intelligence platform:

Our Company Values

Be a Team. We can’t win if we act like a random assortment of siloed groups. We are one team, working together to win. We collaborate and lean in to help each other.

Be Relentless. We will be relentless: when we deliver value to clients; when we compete; when we run into difficult problems. We will outpace and out compete our competition. We are smart, clever, and resourceful in everything we do. Competing with us for the same customers will be a daunting experience.

Be Experts. Winning for our customers requires that we understand them deeply. Winning for our business requires us to be experts in our domain areas. Great companies solve complex and costly problems for their customers - you can’t do this without being an expert in your customers’ day to day workflow. We will demand this level of customer and business expertise from everyone at the Company.

Be Entrepreneurs. Entrepreneurs hustle, move fast, take ownership, they have autonomy, and make decisions. They are opinionated and they don’t hide behind process for protection. They lead with a strong point of view. They are accountable. They do not operate in fear. They are resilient. They are resourceful. They look for solutions when others make excuses. We will entrust, and expect, our leadership and our teams to operate as entrepreneurs.

Be Innovators. Innovating is who we are, it is how we have gotten here. But not just with our product and how we define what go-to-market means for the future. We innovate to be leaner and more efficient in the way we operate, we will find ways to drive outcomes no one thought were possible - from marketing and lead generation to legal, finance, and procurement. Through innovation, we will set a new standard for how great companies operate with discipline.

Board Leadership Structure
Our Board of Directors is led by Mr. Schuck, our Chairman of the Board and Chief Executive Officer. The Board maintains the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be combined or separated, based on what it believes is in the best interests of the Company at a given point in time. The Board believes that this flexibility is in the best interests of the Company and that a one-size-fits-all approach to corporate governance, with a mandated independent Chairman, would not result in better governance or oversight. By combining the role of Chairman and Chief Executive Officer in Mr. Schuck, one of our Founders, we have ensured that the Chairman of the Board has a unique understanding of our Company as well as ongoing executive responsibility for the Company. In the Board’s view, this enables the Board to better understand the Company and work with management to enhance stockholder value. In addition, the Board believes that this structure enables it to better fulfill its risk oversight responsibilities and enhances the ability of the Chief Executive Officer to effectively communicate the Board’s view to management.

Our Corporate Governance Guidelines provide that whenever the Chairman of our Board is also the Chief Executive Officer or is a director who does not otherwise qualify as an “independent director,” the independent directors may, but are not obligated to, appoint from among themselves a Lead Independent Director. The independent directors have not appointed a Lead Independent Director at this time. However, as noted above under the caption “—Stockholder Engagement,” the Board and the Nominating and Corporate Governance Committee have considered stockholder feedback regarding the appointment of a Lead Independent Director. The Board believes that a Lead Independent Director would enhance the Company’s corporate governance structure in the future, and is committed to appointing a Lead Independent Director by the next annual meeting.
Factors that our Board considers in reviewing its leadership structure and making these determinations include, but are not limited to, the current composition of the Board, the policies and practices in place to provide independent Board oversight of management, the Company’s circumstances, and the views of our stockholders and other stakeholders.
Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee during 2024 included Ms. Evans, former director Patrick McCarter, and Messrs. Winn and Wurzbacher. None of the members of our Compensation Committee during 2024 has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Executive Sessions
Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at each regularly scheduled Board meeting (and in any event at least twice per year), the independent directors meet in a private session that excludes management and any non-independent directors.
Communications with the Board
As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of our Board of Directors, including each of the committees of the Board, or with the non-management or independent directors as a group, may do so by addressing such communications or concerns to the General Counsel of the Company, at 805 Broadway Street, Suite 900, Vancouver, Washington 98660, who will forward such communication to the appropriate party.

Board Committees and Meetings
The following table summarizes the current membership of each of the Board’s committees and the number of meetings held by each committee during the year ended December 31, 2024.

Name	Audit Committee(1)	Compensation Committee(2)	Nominating and Corporate Governance Committee(3)	Privacy, Security, and Technology Committee
Keith Enright	X			Chair
Ashley S. Evans	Chair	X
Robert Keith Giglio			X
Alison Gleeson		X	Chair
Mark Mader	X
Domenic J. Maida				X
Katie Rooney	X		X
Henry L. Schuck
D. Randall Winn		Chair		X
Owen Wurzbacher		X	X
Number of meetings held in 2024:	6	6	5	4
__________________
(1)Effective May 15, 2024, Ms. Evans became the chairperson of the Audit Committee, replacing Mitesh Dhruv. Effective February 1, 2025, Ms. Rooney became a member of the Audit Committee.
(2)Effective February 28, 2025, Ms. Gleeson replaced Mr. McCarter, a former member of the Board and a member of our Compensation Committee and Nominating and Corporate Governance Committee.
(3)Effective February 1, 2025, Ms. Rooney became a member of the Nominating and Corporate Governance Committee. Effective February 28, 2025, Ms. Gleeson replaced Mr. McCarter as chairperson of our Nominating and Corporate Governance Committee, and Mr. Giglio became a member of the Nominating and Corporate Governance Committee.
Directors are encouraged to attend our annual meetings of stockholders. Three of our nine then-serving directors (inclusive of Mr. Dhruv, a former member of our Board whose tenure ended concurrently with the conclusion of the annual meeting) attended the annual meeting of stockholders in 2024. During the year ended December 31, 2024, the Board held seven meetings. In 2024, all of our incumbent directors attended at least 75% of the meetings of the Board and committees during the time in which they served as a member of the Board or such committee.
Audit Committee
Our Audit Committee consists of Mses. Evans and Rooney and Messrs. Enright and Mader, with Ms. Evans serving as chair. All members of the Audit Committee, including Ms. Evans, have been determined to be “independent,” consistent with our Audit Committee charter, Corporate Governance Guidelines and the Nasdaq listing standards applicable to boards of directors in general and audit committees in particular. Our Board of Directors also has determined that each of Ms. Evans and Ms. Rooney qualifies as an audit committee financial expert as defined by applicable Securities and Exchange Commission (“SEC”) regulations.
The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at ir.zoominfo.com under Governance → Governance Highlights → Committee Charters → Audit Committee Charter, and include providing assistance to the Board with respect to its oversight of the following:
•the quality and integrity of our financial statements, including oversight of our financial reporting processes and financial statement audits;

•our compliance with legal and regulatory requirements applicable to financial statements and accounting and financial reporting processes;
•the independent registered public accounting firm’s qualifications, performance and independence;
•the performance of our internal audit function;
•risk assessment and management, particularly with respect to financial risk exposure; and
•our environmental, social and governance related strategy, policies, practices, risk assessment and management, and public disclosures.
The Audit Committee also prepares the report of the committee required by the rules and regulations of the SEC to be included in our annual proxy statement.
With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or other public filings in accordance with applicable rules and regulations of the SEC.
The charter of the Audit Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Audit Committee has the authority under its charter to engage independent counsel and other advisors as it deems necessary or advisable.
Compensation Committee
Our Compensation Committee consists of Mses. Evans and Gleeson, and Messrs. Winn and Wurzbacher, with Mr. Winn serving as chair. All members of the Compensation Committee, including Mr. McCarter, who served on the Compensation Committee until February 28, 2025, have been determined to be “independent” as defined by our Corporate Governance Guidelines and the Nasdaq listing standards applicable to boards of directors in general and compensation committees in particular.
The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at ir.zoominfo.com under Governance → Governance Highlights → Committee Charters → Compensation Committee Charter. The Compensation Committee’s key functions include the following:
•establishing and reviewing our overall compensation philosophy;
•reviewing and approving the corporate goals and objectives relevant to the compensation of our CEO and other executive officers, including annual performance objectives, as applicable, and evaluating the performance of our CEO in light of such goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve or recommend to the Board, the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of our CEO;
•reviewing and approving, or making recommendations to the Board with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives, and other benefits, whether direct and/or indirect;
•reviewing and recommending the compensation of our directors;
•reviewing and making recommendations with respect to our equity compensation plans; and
•monitoring our regulatory compliance with respect to compensation matters.
Additionally, the Compensation Committee reviews and approves the Compensation Discussion and Analysis for inclusion in the annual proxy statement.

The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to persons other than any Section 16 officer under our incentive compensation or other equity-based plan, subject to compliance with the plan and the laws of our state of incorporation. In addition, the Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Mses. Gleeson and Rooney, and Messrs. Giglio and Wurzbacher, with Ms. Gleeson serving as chair. All members of the Nominating and Corporate Governance Committee, including Mr. McCarter, who served as a member and as the chairperson of the Nominating and Corporate Governance Committee until February 28, 2025, have been determined to be “independent” as defined by our Corporate Governance Guidelines and the Nasdaq listing standards applicable to boards of directors in general.
The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at ir.zoominfo.com under Governance → Governance Highlights → Committee Charters → Nominating and Corporate Governance Committee Charter. The Nominating and Corporate Governance Committee’s key functions include providing assistance to the Board with respect to the following:
•identifying individuals qualified to become directors, consistent with the criteria approved by the Board, from time to time, and selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders or to fill vacancies or newly created directorships that may occur between such meetings;
•developing and recommending to the Board a set of corporate governance principles applicable to the Company and assisting the Board in complying with them;
•overseeing the evaluation of the Board;
•recommending members of the Board to serve on the various committees of the Board and evaluating the functions and performance of such committees; and
•otherwise taking a leadership role in shaping the corporate governance of the Company.
The charter of the Nominating and Corporate Governance Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Nominating and Corporate Governance Committee has the authority under its charter to retain outside counsel or other experts as it deems necessary or advisable.
Privacy, Security, and Technology Committee
Our Privacy, Security, and Technology Committee consists of Messrs. Enright, Maida, and Winn, with Mr. Enright serving as chair. The purpose and responsibilities of the Privacy, Security, and Technology Committee are set forth in its charter, which may be found at ir.zoominfo.com under Governance → Governance Highlights → Committee Charters → Privacy, Security, and Technology Committee Charter. Our Privacy, Security, and Technology Committee’s key functions include providing assistance to the Board with respect to the following:
•monitoring the compliance of our products, services, and global data privacy and security practices in light of applicable regulations and requirements, including as they relate to the means by which we receive, collect, create, use, process, and maintain customer data and other information;

•monitoring the quality and effectiveness of our information security framework, including capabilities, policies and controls, and methods for identifying, assessing and mitigating information and cyber security risks; and
•reviewing our technology and innovation strategy and approach, including the use and development of artificial intelligence (“AI”), its impact on our performance, growth, and competitive position, risk exposures related to the Company’s products and technology usage, and performance against its technology functionality and availability goals.
The charter of the Privacy, Security, and Technology Committee permits the committee to delegate any or all of its authority to one or more subcommittees consisting of one or more independent members. In addition, the Privacy, Security, and Technology Committee has the authority under its charter to retain external consultants and other advisors as it deems appropriate to support its work.
Committee Charters and Corporate Governance Guidelines
Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe our Board’s views and policies on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by our Nominating and Corporate Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by our Board of Directors.
Our Corporate Governance Guidelines, Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Privacy, Security, and Technology Committee charters, and other corporate governance information are available on our website at ir.zoominfo.com under Governance. Any stockholder also may request them in print, without charge, by contacting the Secretary of ZoomInfo Technologies Inc., at 805 Broadway Street, Suite 900, Vancouver, Washington 98660.
Code of Business Conduct and Ethics
We maintain a Code of Business Conduct and Ethics that is applicable to all of our directors, officers and employees, including our Chairman and Chief Executive Officer, Interim Chief Financial Officer, Controller & Vice President of Accounting and other employees of the Company. The Code of Business Conduct & Ethics sets forth our policies and expectations on a number of topics, including conflicts of interest, corporate opportunities, confidentiality, compliance with laws (including insider trading laws), use of our assets and business conduct and fair dealing. Our Code of Business Conduct and Ethics also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Code of Business Conduct and Ethics may be found on our website at ir.zoominfo.com under Governance → Governance Highlights → Governance Documents → Code of Business Conduct and Ethics.
We will disclose within four business days any substantive changes in or waivers of the Code of Business Conduct and Ethics granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website within four business days of the date of such waiver.

Oversight of Risk Management
The Board has extensive involvement in the oversight of risk management related to us and our business. The Board accomplishes this oversight both directly and through its Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Privacy, Security, and Technology Committee, each of which assists the Board in overseeing a part of our overall risk management and regularly reports to the Board. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the oversight of administrative and financial controls, our compliance with legal and regulatory requirements and our policies with respect to risk assessment and risk management. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee reviews and discusses significant areas of our business and related risks and summarizes for the Board areas of risk and any mitigating factors. The Compensation Committee considers, and discusses with management, management’s assessment of certain risks, including whether any risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us. The Nominating and Corporate Governance Committee oversees and evaluates programs and risks associated with Board organization, membership and structure, succession planning and corporate governance. In addition, our Board receives periodic detailed operating performance reviews from management. The Privacy, Security, and Technology Committee, represents the Board by periodically reviewing and discussing with Company management the Company’s major risk exposures relating to privacy, cybersecurity, and technology, including AI, and the steps the Company takes to detect, monitor, and actively manage such exposures.
Board Oversight of Privacy, Cybersecurity and Technology Risks
Our Board recognizes the importance of maintaining the trust and confidence of our clients and employees. As a part of its independent oversight of the key risks facing our company, the Board, primarily through its Privacy, Security, and Technology Committee, devotes significant time and attention to the oversight of privacy, cybersecurity and technology risks. The Privacy, Security, and Technology Committee oversees management’s approach to staffing, policies, processes, and practices to gauge and address privacy, cybersecurity, and technology risks. The Privacy, Security, and Technology Committee regularly reports to the full Board and discusses the significant privacy, cybersecurity and technology issues at the Board level.
Our Privacy, Security, and Technology Committee receives regular presentations and reports throughout the year on privacy, cybersecurity and technology risks. Our Chief Strategist of Privacy and Compliance, Chief Information Security Officer, Chief Technology Officer, General Counsel and other members of management provide updates and analysis regarding data privacy and security topics to the Privacy, Security, and Technology Committee at each meeting. These updates address a broad range of topics throughout the year, including but not limited to: cybersecurity threats, vulnerabilities and preparedness; technology trends, including as it relates to AI; regulatory developments; legal issues; policies and practices; information governance and security; product security; other potential threats and vulnerabilities; and efforts to plan for and mitigate threats and vulnerabilities.
Board Oversight of Environmental, Social, and Governance Risks
Our Board recognizes the importance of sustainability to our organization. As a part of its independent oversight of the key risks facing our company, the Board, primarily through its Audit Committee, provides oversight of sustainability initiatives, evaluation and management of environmental, social and governance risks, and related public reporting.

Insider Trading Policies and Procedures and Anti-Hedging Policy

The Company has adopted insider trading policies and procedures governing the purchase, sale, and other dispositions of its securities by directors, officers, and employees that the Company believes are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable Nasdaq listing standards (the “Securities Trading Policy”). The Company’s Securities Trading Policy states, among other things, that its directors, officers, and employees (and entities controlled by such persons as well as family members) are prohibited from trading in such securities while in possession of material, nonpublic information. The Company is also prohibited from trading its publicly listed securities while in possession of material, nonpublic information related to the Company unless such trading activity complies with all applicable securities laws. The foregoing summary does not purport to be complete and is qualified by reference to the Securities Trading Policy, which is filed as Exhibit 19.1 to the Company’s 2024 10-K, filed with the SEC on February 25, 2025.
The Company’s Securities Trading Policy also requires executive officers and directors to consult the Company’s Office of the General Counsel prior to engaging in transactions involving the Company’s securities. In order to protect the Company from exposure under insider trading laws, executive officers and directors are encouraged to enter into pre-set trading plans under Exchange Act Rule 10b5-1. The Company’s Securities Trading Policy prohibits directors and employees (including officers) from trading in options and warrants of, and puts and calls or similar instruments on, the Company’s securities or selling such securities short. In addition, directors and employees (including officers) are prohibited from purchasing financial instruments or otherwise engaging in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.
Director Compensation in 2024
The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Todd Crockett(2)	—	—	—
Mitesh Dhruv(3)	26,250	—	26,250
Keith Enright	75,000	200,013	275,013
Ashley S. Evans	70,000	200,013	270,013
Alison Gleeson	54,000	200,013	254,013
Mark Mader	60,000	200,013	260,013
Domenic J. Maida(4)	28,016	154,521	182,537
Patrick McCarter(2)	—	—	—
D. Randall Winn	72,500	200,013	272,513
Owen Wurzbacher	29,625	154,521	184,146
__________________
(1)Represents the aggregate grant date fair value of restricted stock units granted during 2024 computed in accordance with Topic 718 without taking into account estimated forfeitures. The assumptions used in the valuation are discussed in Note 14: “Equity-based Compensation” to our Consolidated Financial Statements in Part II, Item 8 of our 2024 10-K. The aggregate number of unvested restricted stock units outstanding as of December 31, 2024 for our non-employee directors who received compensation was 0 for Mr. Dhruv, 15,187 for each of Mr. Enright, Ms. Evans, Ms. Gleeson, Mr. Mader and Mr. Winn, and 19,291 for each of Mr. Maida and Mr. Wurzbacher.
(2)Messrs. McCarter and Crockett did not receive compensation from the Company for their services as directors. Mr. Crockett ceased to be a member of our Board as of July 30, 2024 and Mr. McCarter ceased to be a member of our Board as of February 28, 2025.

(3)Mr. Dhruv ceased to be a member of our Board as of May 15, 2024, and as a result, each of his cash, stock and total compensation amounts are commensurate on a pro-rata basis to his time served on our Board, including any committees and any leadership positions thereof.
(4)Messrs. Maida and Wurzbacher became members of our Board as of August 6, 2024, and as a result, each of their cash, stock and total compensation amounts are commensurate on a pro-rata basis to their time served on our Board, including any committees, as applicable.
Board and Committee Fees in 2024
For 2024, each of non-employee director (other than any “Director Designee” nominated pursuant to the stockholders agreement) was entitled to the following compensation:
•$50,000 annual cash retainer, payable quarterly in arrears, for service on the Board; plus
•Annual cash retainers for committee service, payable quarterly in arrears, as follows:
▪Chairperson of the Audit Committee: $20,000.
▪Chairperson of the Compensation Committee: $15,000.
▪Chairperson of the Privacy, Security, and Technology Committee: $15,000.
▪Chairperson of the Nominating and Corporate Governance Committee: $8,000.
▪Member of the Audit Committee (other than the Chairperson): $10,000.
▪Member of the Compensation Committee (other than the Chairperson): $7,500.
▪Member of the Privacy, Security, and Technology Committee (other than the Chairperson): $7,500.
▪Member of the Nominating and Corporate Governance Committee (other than the Chairperson): $4,000.
In addition, each non-employee director received and will continue to receive an annual grant of restricted stock units (“RSUs”), denominated in shares of the Company’s common stock issued under the ZoomInfo 2020 Omnibus Incentive Plan (the “Plan”). On the close of business on the date of each regular annual meeting of the Company’s stockholders, without further action by the Board, each non-employee director then in office shall be granted $200,000 in RSUs, and the number of RSUs will be determined by dividing $200,000 by our closing stock price on the grant date, rounded up to the nearest whole share. Each annual grant of RSUs vests in full on the earlier of (x) the first anniversary of the vesting commencement date and (y) the date of the Company’s first regular annual meeting of stockholders held after the grant date.
Any non-employee director who serves on the Board or a committee for less than a full quarterly period shall receive a prorated portion of the applicable annual cash retainer(s) for that quarterly period, prorated using the number of days served during the quarterly period, including the date of appointment. Each non-employee director who is appointed to the Board during the year is entitled to a pro-rated annual RSU award, determined based on the number of days between the date the non-employee director joins the Board and the anticipated date of the Company’s next annual meeting of stockholders.
Additionally, all of our directors will continue to be reimbursed for their reasonable out-of-pocket expenses related to their board service.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for 2025.
Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our stockholders.
A representative of KPMG LLP is expected to attend the Annual Meeting. The representative will also have the opportunity to make a statement if he or she desires to do so, and the representative is expected to be available to respond to appropriate questions.
The shares represented by your proxy will be voted “FOR” the ratification of the selection of KPMG LLP unless you specify otherwise.
Audit and Non-Audit Fees
In connection with the audit of the 2024 financial statements, we entered into an agreement with KPMG LLP that sets forth the terms by which KPMG LLP will perform audit services for the Company.
The following table summarizes fees for professional services rendered by our independent registered public accounting firm, KPMG LLP for the audits of our annual consolidated financial statements for the years ended December 31, 2024 and 2023:

	2024	2023
Audit fees(1)	$2,468,565	$2,667,498
Audit-related fees(2)	—	—
Tax fees(3)	416,790	303,412
All other fees(4)	—	—
Total:	$2,885,355	$2,970,910
__________________
(1)Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements, reviews of financial statements and other services related to SEC matters. The fees are for services that are normally provided in connection with statutory or regulatory filings or engagements.
(2)Includes fees billed for services performed that are related to the Company’s SEC filings (including costs relating to the review of SEC correspondence letters) and other research and consultation services.
(3)Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning.
(4)Includes fees for permitted services other than the services reported in audit fees, audit-related fees and tax fees.
All of the services shown in this table were pre-approved by the Audit Committee. The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining KPMG LLP’s independence and concluded that it was.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm
Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has established procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee operates pursuant to a charter that is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters—Board Committees and Meetings—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.
In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.
Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC.
Submitted by the Audit Committee of the Company’s Board of Directors:
Ashley S. Evans, Chair
Keith Enright
Mark Mader
Katie Rooney

PROPOSAL NO. 3—ADVISORY NON-BINDING VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
As required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers as described in this proxy statement. This proposal provides our stockholders with the opportunity to express their views on the design and effectiveness of our executive compensation program.
Advisory Non-Binding Vote on Compensation of Named Executive Officers
We believe that our executive compensation philosophy and program, as described below in the “Executive Compensation Discussion and Analysis” section of this proxy statement, are effective in achieving our goals, and that the executive compensation reported in this proxy statement is appropriate, competitive, and aligned with both short-term and long-term business strategy and outcomes. The compensation program for our named executive officers is focused on pay-for-performance principles. The program is designed to attract, motivate, and retain executive officers in a highly competitive market for executive talent, reward and align the executive officers’ interests with the interests of our stockholders to create long-term value, while at the same time avoiding the encouragement of excessive risk-taking.
For a more detailed discussion of our compensation philosophy, objectives, principles, and programs, we strongly encourage our stockholders to review this proxy statement, and in particular the information contained in “Executive Compensation Discussion and Analysis” and in the compensation tables and narrative that follow it in the “Executive Compensation Tables” section of this proxy statement.
The vote on executive compensation is not intended to address any specific element of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.
Because this vote is advisory in nature, it will not affect any compensation already paid to our named executive officers, and will not be binding on us, the Compensation Committee, or the Board, our Compensation Committee. Although the vote is non-binding, the Compensation Committee and the Board value the opinions of our stockholders and will consider the outcome of the vote in making future executive compensation decisions.
Vote Required
Approval of the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present virtually or represented by proxy and entitled to vote on the proposal. Abstentions will have the effect of a vote “AGAINST” this proposal and broker non-votes will have no effect on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS OF THE COMPANY
The following table presents summary information regarding each of our executive officers as of the date of this Proxy Statement, including: our Chief Executive Officer, Henry L. Schuck; our Interim Chief Financial Officer, Michael Graham O’Brien; our Chief Revenue Officer, James Roth; and our General Counsel, Ashley McGrane. The Board determined that Mr. Roth and Ms. McGrane were executive officers beginning in 2025. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Principal occupation and other information
Henry L. Schuck	41
Mr. Schuck has served as Chief Executive Officer, Chairman of the Board and a director of ZoomInfo Technologies Inc. since its formation in November 2019 and served as Chief Executive Officer and a director of ZoomInfo Holdings LLC (formerly known as DiscoverOrg Holdings, LLC) since founding it in 2007. Prior to founding ZoomInfo Holdings LLC, Mr. Schuck was VP of Research & Marketing at iProfile, a sales intelligence firm focused on the IT market. Mr. Schuck is a cum laude graduate of the University of Nevada, Las Vegas with a B.S. in Business Administration and a B.S. in Hospitality Management and holds a J.D., cum laude, from The Ohio State University Moritz College of Law. Mr. Schuck is a licensed attorney in Nevada and Washington. He served on the Board of Directors of Tegus, a financial data platform that was acquired by AlphaSense in 2024.

Michael Graham O’Brien	39
Mr. O’Brien has served as our Interim Chief Financial Officer since September 2024. Prior to this, Mr. O’Brien held various roles at ZoomInfo with increasing levels of responsibility since December 2017, and most recently served as our Vice President of Financial Planning & Analysis since January 2023. Prior to joining the Company, Mr. O’Brien held accounting positions at RainKing Solutions from 2016 to 2017, and with Kaseya from 2008 to 2016. Mr. O’Brien holds a B.S. in Accounting from Lehigh University and is a CPA registered with the District of Columbia Board of Accountancy.

James Roth	38
Mr. Roth has served as our Chief Revenue Officer since October 2023, overseeing the revenue organization, including the global sales, account management, customer experience, partnerships, and solutions engineering teams. Mr. Roth joined ZoomInfo in January 2022 and previously served as our Senior Vice President of Retention. Prior to joining ZoomInfo, Mr. Roth most recently held the position of SVP, Head of Field and Enterprise Sales at Vonage, where he worked for eight years following Vonage’s acquisition of iCore Networks, a cloud services company where he led the company’s go-to-market strategy. Mr. Roth led Vonage’s successful transition from a consumer VoIP provider into an enterprise communications platform. Mr. Roth holds a B.A. from Amherst College, where he studied political science and economics.

Ashley McGrane	41
Ms. McGrane has served as our Executive Vice President, General Counsel and Corporate Secretary since May 2024, where she oversees the Company’s legal matters, including matters relating to compliance, data privacy, government relations and strategic transactions. Prior to this, Ms. McGrane served as the Company’s Deputy General Counsel and Assistant Corporate Secretary from June 2021 to May 2024, where she led the corporate legal function, including the oversight of corporate governance, securities law compliance, and mergers and acquisitions. Prior to joining ZoomInfo, Ms. McGrane served as the securities and governance counsel at Boston Scientific Corporation from 2015 to 2021. Prior to that, Ms. McGrane was an associate at several leading national law firms. Ms. McGrane holds a J.D. from Cornell Law School, and a B.S. in Business Administration and a B.A. in Mathematics from Susquehanna University.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This compensation discussion and analysis describes our compensation philosophy, objectives, and program structure for our named executive officers listed below. It also analyzes how and why our Compensation Committee arrived at specific compensation decisions during 2024 for our named executive officers.
Our only named executive officers during 2024 are listed in the table below. We refer to them as our “Named Executive Officers” or “NEOs.”

Name	Position
Henry L. Schuck	Chief Executive Officer
Peter Cameron Hyzer(1)	Former Chief Financial Officer
Michael Graham O’Brien(1)	Interim Chief Financial Officer
Ali Dasdan(2)	Former Chief Technology Officer
__________________
(1)Effective as of September 6, 2024, Mr. Hyzer ceased to be our Chief Financial Officer, and concurrently therewith, Mr. O’Brien was appointed as our Interim Chief Financial Officer. Mr. Hyzer departed the Company on October 7, 2024.
(2)Effective as of March 2, 2025, Mr. Dasdan departed from the Company.
Executive Compensation Objectives and Philosophy
We operate in a rapidly evolving business environment. We must actively compete with other companies in attracting and retaining a world class, skilled executive management team, particularly in our technology sector, where there are a number of rapidly expanding software and other technology companies competing for a pool of highly qualified candidates. Our executive compensation program is designed to attract, motivate, incentivize and retain talented and seasoned technology leaders to drive customer success, innovate and efficiently and effectively grow our business. To that end, we believe that executive compensation should:
•Reinforce desired behaviors, with a strong linkage between pay and performance;
•Align our Named Executive Officers’ interests with the long-term interests of our stockholders, with a focus on performance that drives value creation for our stockholders;
•Be externally competitive and internally fair;
•Support the Company’s structure, values, and culture;
•Support and reinforce strong governance practices and organizational accountability; and
•Adhere to principles of fiscal responsibility.
We have implemented compensation practices designed to motivate our employees, including our NEOs, to pursue our corporate objectives while incentivizing them to create long-term value for our stockholders. Our executive compensation program combines short-term and long-term components, including salary, annual cash-based incentive awards, and longer-term equity awards. We believe we have found the proper mix of incentives that attracts, motivates and retains each NEO.
Our Compensation Committee regularly reviews and, if appropriate, adjusts our executive compensation program to match the size, scale, growth and other components of our business. Because our ability to compete and succeed in this dynamic environment is directly correlated to our ability to recruit, incentivize and retain talented and seasoned technology leaders, we expect to continue to adjust our approach to executive compensation to respond to our needs and market conditions as they evolve.

2024 Business Highlights
Our fiscal year 2024 business highlights included:
•Revenue of $1,214.3 million.
•GAAP operating income of $97.4 million and Adjusted Operating Income of $428.5 million.
•GAAP operating income margin of 8% and Adjusted Operating Income Margin of 35%.
•GAAP Cash Flow from Operations of $369.4 million, and Unlevered Free Cash Flow of $446.9 million.
•As of December 31, 2024, the Company’s net revenue retention rate was 87%.1
•Closed the year with 1,867 customers with $100,000 or greater in annual contract value.
•Launched a new AI-powered platform, ZoomInfo Copilot, along with subsequent product enhancements.
•Released the ZoomInfo 2025 Customer Impact Report, which highlights that:
◦Sales teams using ZoomInfo reported a 91% improvement to their connect rates and booked 55% more meetings per month.
◦ZoomInfo customers grew their total pipeline by one-third (32%).
◦Customer success managers (CSMs) reported saving more than 10 hours per week using ZoomInfo, and saw a double-digit increase in renewal rates.
•Repurchased 46,801,742 shares of our common stock, representing 12% of our total shares then outstanding, at an average price of $12.01, for an aggregate of $562.3 million.
Please see Appendix A for information about our non-GAAP financial measurements, including reconciliations to the most directly comparable GAAP-based financial measurements.
1 Net revenue retention is a metric that we calculate based on customers of ZoomInfo at the beginning of the twelve-month period, and is calculated as: (a) the total annual contract value (“ACV”) for those customers at the end of the twelve-month period, divided by (b) the total ACV for those customers at the beginning of the twelve-month period.

Executive Compensation Policies and Practices
Our executive compensation program adheres to the following practices:

What We Do	What We Don’t Do
☑ Emphasize long-term equity incentives consisting of both time-based and performance-based awards	☒ No guaranteed “single-trigger” change in control payments
☑ Tie performance cash incentive opportunities to well-defined business objectives	☒ No tax reimbursement or tax gross-ups on severance or change in control payments
☑ Provide transparent disclosure of performance incentive targets and payout structure	☒ No special executive welfare or health benefits, or retirement plans not available to our employees generally
☑ Structure equity award acceleration linked to a change in control for post-IPO grants as “double triggered” requiring both a change in control and involuntary termination for accelerated vesting to apply	☒ No guaranteed compensation increases
☑ Provide for clawback of awards in the event of fraud, conduct contributing to a financial restatement or irregularity or other detrimental activities	☒ No hedging of our stock
☑ Assess risks of our executive compensation program	☒ No pledging of our stock
☑ Maintain a Compensation Committee comprised entirely of independent directors	☒ No strict benchmarking of compensation to a specific percentile or our peer group
☑ Retain an independent compensation advisor
Compensation Process
Role of Stockholder Say on Pay Vote
We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay vote”). At our 2024 annual meeting of the stockholders held in May 2024, approximately 88.7% of the votes cast approved of our executive compensation program on an advisory basis. While the Compensation Committee believes this outcome reflects that there is strong alignment between the goals of our executive compensation program and the interests of our stockholders, the Compensation Committee also determined that there were opportunities to update the program to be responsive to investor feedback and guidelines and proxy advisory firm recommendations. Based on this feedback, the Compensation Committee added additional performance-based vesting restricted stock units as a component of the long-term incentive compensation for our CEO and other executives. The Compensation Committee will continue to consider the outcome of say-on-pay votes and stockholder feedback in its design of our executive compensation program.
Role of Our Compensation Committee, Management and the Board
The Compensation Committee is appointed by our Board of Directors to assist with the Board’s oversight responsibilities with respect to the Company’s compensation and benefit plans, policies and programs, administration of Company equity plans and its responsibilities related to the compensation of the Company’s executive officers, directors, and senior management, as appropriate.

The Compensation Committee is primarily responsible for establishing and reviewing our general compensation strategy. The Compensation Committee meets periodically throughout the year to, among other responsibilities, manage and evaluate our executive compensation program, and generally determines, which may be subject to final Board of Directors approval, the principal components of compensation (base salary, cash performance incentives, and equity awards) for our executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. Since our IPO, our Compensation Committee and, in certain circumstances, our full Board, has been responsible for making all executive compensation determinations. The Compensation Committee does not delegate authority to approve executive officer compensation. From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee or Board of Directors meetings. Mr. Schuck, as our Chief Executive Officer, works closely with the Compensation Committee in managing the executive compensation program and attends some meetings of the Compensation Committee. He does not participate in the determination of his own compensation and is not present during decisions regarding his compensation.
Role of Compensation Consultant
The Compensation Committee has retained Aon's Human Capital Solutions, a nationally recognized compensation consulting firm, formerly known as Radford (“Aon”), to advise the Compensation Committee with respect to executive officer and director compensation, equity compensation program design, and company-wide equity strategy. Aon does not provide any services to the Company other than advising on executive and non-employee director compensation. The Compensation Committee has determined that Aon is independent from management and that Aon’s work has not raised any conflicts of interest.
Benchmarking and Peer Group
In 2024, the Compensation Committee, in consultation with Aon, reviewed the Company’s peer group for purposes of benchmarking executive compensation, and making compensation decisions in light of the Company’s growth and other factors. Based on Aon’s review and recommendations in 2024 and following additional discussions in March 2024, the Compensation Committee approved the following list of companies as an appropriate peer group for benchmarking executive compensation, and making compensation decisions, in 2024 (the “2024 Peer Group”). The Compensation Committee considered this 2024 Peer Group to align with the Company’s levels of headcount, revenue, revenue multiples, and market capitalization.

ANSYS	FactSet Research Systems	MarketAxess Holdings	Paylocity Holding
Appfolio	Fair Isaac	Morningstar	Smartsheet
Ceridian HCM Holding	HubSpot	MSCI	The Trade Desk
CoStar Group	Informatica	Okta	Tradeweb Markets
DoubleVerify	LiveRamp	Paycom Software	Tyler Technologies
Dun & Bradstreet

The Compensation Committee determined that target total direct compensation and target annual and long-term incentive compensation were within a competitive range for each NEO. This determination took into account the base salary levels, cash bonus targets, and equity awards for each NEO described below. The Compensation Committee intends to continue to strive to provide compensation opportunities that generally align each NEO’s target total direct compensation within a competitive range of the market median and expects that a significant portion of each NEOs total compensation package will continue to be focused on rewarding long-term future performance through a combination of at-risk cash and long-term equity incentive awards.
For 2025, the Compensation Committee has adjusted 2024 Peer Group as a result of changes at certain peer group companies and to further align with the Company’s industry and levels of headcount, revenue, revenue multiples, and market capitalization. The peer group for 2025 is set forth below.

Alarm.com	DoubleVerify	Morningstar	Sprinklr
AppFolio	Five9	nCino	Teradata
Asana	Freshworks	Okta	Tyler Technologies
Braze	GitLab	PagerDuty	Twilio
Clearwater Analytics	HubSpot	Rapid7	Verint Systems
Dropbox	Informatica	SentinelOne
Components of our Compensation Program and 2024 Compensation
2024 Executive Compensation Components
Our executive compensation program consists of the following primary components:

Element	Form of Compensation for 2024	Description	Highlights for 2024 Program
Fixed Base Salary	Cash	Base compensation for day-to-day performance of job responsibilities	No adjustments to NEO base salaries in 2024
Variable Annual Incentives	Cash	Rewards performance during the year based on the achievement of annual performance goals established by the Compensation Committee	Company performance-based funding based on: •Adjusted Operating Income (50%) •Net New ARR (50%)
Variable Long-Term Incentives	•RSUs (time-based) •PSUs based on financial metrics •PSUs based on Company stock-price targets	•Encourages improvement in the long-term performance of the Company •Aligns the financial interests of our NEOs with those of our stockholders
•Awards to our CEO consisted of 12.5% PSUs based on adjusted free cash flow per share, 50% PSUs based on Company stock-price targets and 37.5% time-based RSUs
•Awards to our former CFO consisted of 33% PSUs based on Company stock-price targets and 67% time-based RSUs
•Awards to our former CTO consisted of 25% PSUs based on adjusted free cash flow per share and 75% time-based RSUs

Other Compensation	•Severance and change in control-related payments and benefits •Employee benefit plans and programs that are generally available to all employees	Other than severance and change in control payments, compensation is generally consistent with that available to all employees	Benefits include: •Medical, dental and vision insurance •401(k) plan with Company matching •Life and disability insurance •Flexible spending accounts •Other broadly available benefit plans
We believe the foregoing elements (each as described in greater detail below), provide a compensation package that attracts and retains qualified individuals, links individual performance to Company performance, focuses the efforts of our NEOs on the achievement of both our short-term and long-term objectives and aligns the interests of our NEOs with those of our stockholders. Our 2024 executive compensation program continued to reflect our ongoing transition from a late-stage private company to a publicly traded SaaS company with over a billion dollars in annual revenue, as we continued to emphasize long-term equity compensation as the most significant component of each NEO’s compensation. We introduced additional performance-based RSUs for Mr. Schuck and certain other executives as described below under “—Long-Term Equity Compensation,” including PSUs based on the Company’s stock price targets and PSUs based on the Company’s adjusted free cash flow per share targets. The charts below show the pay mix of our CEO and other NEOs and the components of their pay for 2024, specifically the base salary and cash bonus amounts earned and the grant date fair value of equity awards granted in 2024.

Base Salary
We provide each NEO with a base salary for the services that the NEO performs for us. This compensation component constitutes a stable element of compensation while other compensation elements are variable. Base salaries may be increased based on the individual performance of the NEO, the Company’s performance, any change in the NEO’s position within our business, the scope of the NEO’s responsibilities and any changes thereto. Base salaries may also be increased under the terms of an NEO’s employment agreement, but in the case of Mr. Schuck, such salary may not be decreased below $512,000 without his consent. Base salaries typically reflect each NEO’s experience, skills, knowledge and responsibilities, although market data may also play a role in setting salary levels. We do not apply specific formulas to determine changes in salaries. Instead, the salaries of our NEOs are reviewed on an annual basis by the Compensation Committee based on our compensation philosophy and objectives and with reference to our peer group.
Effective April 1, 2024, the Compensation Committee approved the base salaries and cash bonus targets for our NEOs at that time and determined not to make any changes from the prior year. The table below sets forth the annual base salaries of our NEOs for 2024:

Name	2023 Base Salary ($)	2024 Base Salary ($)	Percentage Increase from 2023 Base Salary
Henry L. Schuck(1)	550,000	550,000	—%
Peter Cameron Hyzer	562,000	562,000	—%
Michael Graham O’Brien(2)	N/A	450,000	N/A(2)
Ali Dasdan	450,000	450,000	—%
__________________
(1)Pursuant to the terms of his employment agreement, Mr. Schuck is entitled to a base salary of $512,000, which may be increased, but not decreased without his consent.
(2)Pursuant to the terms of Mr. O’Brien’s offer letter dated September 6, 2024 (the “O’Brien Offer Letter”), beginning on September 6, 2024, the effective date of Mr. O’Brien’s appointment as the Interim Chief Financial Officer of the Company, and continuing until September 6, 2025, Mr. O’Brien received, and will continue to receive, as applicable, an overlay of $140,000 to his existing base salary, bringing his new total base salary to $450,000 for the applicable period. In connection with Mr. O’Brien’s appointment as the Interim Chief Financial Officer beginning on September 6, 2024, Mr. O’Brien became an NEO of the Company, and as such, Mr. O’Brien was not an NEO for any period of the fiscal year ended December 31, 2023.
(3)Mr. Dasdan’s employment with the Company commenced on January 30, 2023, and as a result, his base salary of $450,000 for 2023, as disclosed in the above table, reflects the amount that he would have received on an annualized basis had his employment commenced on January 1, 2023.
Annual Cash Incentive Awards — 2024 Cash Incentive Bonus Plan
A key objective of our compensation philosophy is to tie a significant portion of each NEO’s compensation to our performance. To help accomplish this objective, we provide annual performance-based cash bonus incentive opportunities for our NEOs, which are earned based on our achievement against corporate performance objectives established at the beginning of the fiscal year.

The table below shows the target annual cash bonus opportunity for each NEO as a percentage of their base salary and as a corresponding dollar amount for 2024:

Name	2024 Target Cash Bonus as a Percentage of Salary	2024 Target Cash Bonus as a Dollar Amount	Percentage Increase from 2023 Target Bonus as a Dollar Amount
Henry L. Schuck	100%	$550,000	—%
Peter Cameron Hyzer(1)	75%	$421,500	25.1%
Michael Graham O’Brien(2)	50%	$135,196	N/A
Ali Dasdan	60%	$270,000	20.0%
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(1)Pursuant to the terms of Mr. Hyzer’s separation agreement and release, as amended, dated September 6, 2024 (the “Separation Agreement and Release”), we agreed to pay Mr. Hyzer, among other things, the pro-rata portion of his 2024 Cash Incentive Bonus Plan (as defined below) in an amount equivalent to $323,610.
(2)Pursuant to the terms of the O’Brien Offer Letter, Mr. O’Brien was entitled to receive, for his 2024 performance year, which began on January 1, 2024, and ended on December 31, 2024, the target percentage for his cash bonus, pro-rated from January 1, 2024 until September 5, 2024 at 30% of his salary (which was $310,000 on annual basis) prior to his appointment as our Interim Chief Financial Officer, and from September 6, 2024 until December 31, 2024, at 50% of his new base salary of $450,000.
At the beginning of 2024, our Board approved our annual operating plan, which included performance objectives that the Compensation Committee used to design an annual cash incentive bonus plan for our NEOs and other employees (the “2024 Cash Incentive Bonus Plan”). The Compensation Committee considered a number of factors in selecting the performance objectives applicable to our NEOs’ annual cash bonus opportunities, including performance objectives that tie to our business strategy and support our short-term and long-term plans to profitably grow our business. The Compensation Committee determined that two key short-term performance metrics - net new annual recurring revenue (“Net New ARR”) and fiscal year adjusted operating income (“AOI”) - are aligned with the key drivers of success during this phase of our business.
Each NEO’s 2024 cash bonus opportunity was based, and weighted equally, upon the Company’s 2024 Net New ARR and AOI performance targets. The following is a summary of our payout formula with respect to our 2024 Cash Incentive Bonus Plan:
•In the case of the Company’s 2024 Net New ARR(1) metric, thresholds were established at (x) $11.4 million (representing the 25% payout floor), (y) $81.2 million (representing the 100% payout target) and (z) $131.2 million (representing the 200% payout maximum);
•In the case of the Company’s 2024 AOI(2) metric, thresholds were established at (x) $490.1 million (representing the 25% payout floor), (y) $505.1 million (representing the 100% payout target) and (z) $515.1 million (representing the 200% payout maximum);
•After considering each of the Company’s actual 2024 Net New ARR and AOI results relative to their respective target thresholds, the Compensation Committee approved achievements of 45.33%, in the case of the Net New ARR, and 0%, in the case of the AOI;
•Lastly, after giving equal weight to the Company’s New New ARR and AOI achievements, the Compensation Committee determined that the Company attained, and thereby approved, a total blended achievement of 23% (rounding up to the nearest whole percentage point).
Notwithstanding the foregoing paragraph, in the case of Mr. O’Brien, in recognition of his exceptional performance while serving as both Interim Chief Financial Officer and Vice President of Financial Planning and Analysis during the second half of 2024, the Compensation Committee exercised its discretion and applied an individual performance modifier, such that Mr. O’Brien received 100% of his pro forma target bonus for the year, along with an additional $50,000 special cash bonus.

Similar to prior years, the Company’s 2024 Net New ARR and AOI targets were formulated based on the Company’s financial outlook and operational expectations at the beginning of the year, with the threshold for achievement set at the low end of the Company’s financial guidance at the beginning of 2024. The 2024 targets are lower than their respective prior-year targets, which reflect year-over-year changes in the market and the Company’s financial outlook and operational expectations.
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(1)Net New ARR is calculated based on the difference between annual recurring revenue at the end of the year and the beginning of the year. The calculation is adjusted for any acquisitions made during the year, if applicable.
(2)AOI is defined as income from operations plus (i) impact of fair value adjustments to acquired unearned revenue, (ii) amortization of acquired technology and other acquired intangibles, (iii) equity-based compensation expense, (iv) restructuring and transaction-related expenses, (v) integration costs and acquisition-related expenses and (vi) legal settlement. For additional information relating to AOI, including a reconciliation of such measure to its most directly comparable U.S. GAAP financial measure, our U.S. GAAP operating income, see “Appendix A: Non-GAAP.” For purposes of our cash incentive bonus plan determination only, AOI achievement is also adjusted to exclude additional or reduced bonus driven by the cash incentive bonus plan relative to target bonuses. The calculation is also adjusted for any acquisitions made during the year, if applicable.
Long-Term Equity Compensation
During 2024, we granted equity compensation to our executives in the form of both time-based and performance-based RSUs, the latter consisting of Market-Based PSUs and FCFps PSUs (each as defined and described in greater detail below, and together, the “PSUs”), as follows:
•Prior to 2023, Mr. Schuck did not receive any long-term equity compensation. Instead, upon Mr. Schuck’s request, and with the approval of the Compensation Committee, the Company allocated additional equity awards to non-executive officer employees for recognition and retention purposes. In April 2023, Mr. Schuck received a three-year performance-based restricted stock unit award based on free cash flow per share growth, but subsequently forfeited that award so that shares could be reallocated to other employees. In 2024, Mr. Schuck received:
◦Time-based RSUs comprising 37.5% of his long-term incentive awards.
◦A market-based PSU, comprising 50% of his long-term incentive awards, which is based on the satisfaction of two conditions during the performance period (such award, a “Market-Based PSU”). The first condition requires the satisfaction of various stock price targets at any point throughout the performance period. The second condition is based on continued service with the Company through various dates. Vesting occurs only if both the relevant stock price target and service condition have been satisfied.
◦A PSU, comprising 12.5% of his long-term incentive awards, based on the Company’s adjusted free cash flow per share targets over a three-year performance period consisting of fiscal years 2024, 2025, and 2026 (the “FCFps PSUs”).
•Mr. Hyzer was awarded:
◦Time-based RSUs comprising 67% of his long-term incentive awards.
◦Market-Based PSUs comprising 33% of his long-term incentive awards, on the same terms as the those awarded to Mr. Schuck. Mr. Hyzer did not receive any FCFps PSUs.
•Mr. Dasdan was awarded:
◦Time-based RSUs comprising 75% of his long-term incentive awards.
◦FCFps PSUs comprising 25% of his long-term incentive awards, on the same terms as the those awarded to Mr. Schuck. Mr. Dasdan did not receive any Market-Based PSUs.
•Mr. O’Brien, who was not an executive officer until September 2024, received time-based RSUs as part of the annual executive compensation process, in his capacity as Vice President of Financial Planning and Analysis, and additional time-based RSUs upon his appointment as our Interim Chief Financial Officer, as described below.

The Compensation Committee believes that both time-based and performance-based RSUs align our NEOs’ interests with those of our stockholders by providing a return directly in line with our stock price and minimizing incentive for short-term risk-taking at the expense of realizing long-term value. RSUs encourage retention through vesting over the recipient’s continued employment with us over a multi-year period, cover fewer shares than stock options, minimize dilution to stockholders, and are the predominant type of equity award utilized by the peer companies with whom we compete for talent, while PSUs encourage our executive officers to make decisions and take actions that directly align their interests with those of stockholders.
In response to Item 402(x) of Regulation S-K, the Company does not currently grant new awards of stock options, stock appreciation rights, or similar option-like instruments. Accordingly, the Company has no specific policy or practice on the timing of awards of such options in relation to the disclosure of material nonpublic information by the Company. The Compensation Committee did not take material nonpublic information into account when determining the timing and terms of equity awards in 2024, and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of compensation.
We have received feedback from our stockholders as noted above under “Role of Stockholder Say on Pay Vote” indicating a preference for performance-based equity awards that align our executive compensation programs with the creation of long-term stockholder value. The Compensation Committee considered this feedback and, in consultation with our Compensation Consultant, determined that a mix of PSUs tied to financial metrics and the Company’s stock price, and time-based RSUs, is best aligned with the interests of our stockholders by creating an appropriate balance between our goals of business performance, long-term growth, and NEO retention. Accordingly, we have established a PSU program measured based on adjusted free cash flow per share and, in the case of Mr. Schuck and Mr. Hyzer, based on the performance of the Company’s stock price, over a three-year performance period.
Our Compensation Committee believes that this mix of RSUs and PSUs aligns our NEOs’ interests with those of our stockholders by providing a return directly in line with both our stock price and a key financial metric that is important to maintain our long-term growth and sustainability. Our Compensation Committee ultimately determined to use adjusted free cash flow per share as the primary performance metric for the fiscal 2024 PSUs due to its important role in measuring the overall financial performance and operating activities of our business.

The table below sets forth the total equity awards granted to our NEOs in 2024:

Name	Award Type	Approximate Grant Date Fair Value	Vesting Schedule
Henry L. Schuck	RSU(1)(4)	$2,832,363	25% vesting on April 1, 2025, and the remainder vesting in equal quarterly installments during the 36 months following April 1, 2025
	FCFps PSU(2)(4)	$944,125	20% vesting in year 1, 30% vesting in year 2 and 50% vesting in year 3, in each case, subject to achievement of performance targets
	Market-Based PSU(3)(4)	$1,774,116	25% vesting on each of January 1, 2025, October 1, 2025, July 1, 2026 and April 1, 2027 (such dates corresponding to the approximate nine month anniversary of the original grant date), in each case, subject to the achievement of applicable stock price thresholds
Peter Cameron Hyzer	RSU(1)	$3,776,475	Equal quarterly vesting beginning July 1, 2024, over a two year term
	Market-Based PSU(3)	$887,058	25% vesting on each of January 1, 2025, October 1, 2025, July 1, 2026 and April 1, 2027 (such dates corresponding to the approximate nine month anniversary of the original grant date), in each case, subject to the achievement of applicable stock price thresholds
Michael Graham O’Brien	RSU(5)	$1,205,000	25% vesting on October 1, 2025, and the remainder vesting in equal quarterly installments during the 36 months following October 1, 2025
Ali Dasdan	RSU(1)	$2,265,888	25% vesting on April 1, 2025, and the remainder vesting in equal quarterly installments during the 36 months following April 1, 2025
	FCFps PSU(2)	$755,300	20% vesting in year 1, 30% vesting in year 2 and 50% vesting in year 3, in each case, subject to achievement of performance targets

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(1)Awarded on May 29, 2024, as part of the annual executive compensation review process, with a vesting commencement date of April 1, 2024.
(2)Awarded on May 29, 2024, as part of the annual executive compensation review process, with a vesting commencement date of April 1, 2024; vesting subject to determination of achievement of performance targets in each performance year based on adjusted free cash flow per share.
(3)Awarded on May 29, 2024, as part of the annual executive compensation review process, with a vesting commencement date of April 1, 2024; vesting subject to determination of achievement of performance targets in each nine-month performance interval based on the average 30-day closing price of the Company’s common stock.
(4)On February 13, 2025, the terms of Mr. Schuck’s time-based RSUs and PSUs were amended to include a delay mechanism, such that vesting would not occur until the later of (x) 45 days or (y) until the expiration of any Hart-Scott-Rodino Antitrust Improvements Act (“HSR Act”) waiting period, in each case, in the event that Mr. Schuck’s economic ownership would have otherwise crossed a reporting threshold as a result of the vesting of any such award following the attainment of any time or performance condition, as applicable.
(5)Awarded on September 10, 2024, in connection with, and in recognition of, the services to be rendered by Mr. O'Brien following his appointment as our Interim Chief Financial Officer.
Performance-Based Restricted Stock Units
Market-Based PSUs
In 2024, our Board approved PSUs comprised of Market-Based PSUs and FCFps PSUs. The performance payout scale in the table below is applicable to the Market-Based PSUs awarded to Messrs. Schuck and Hyzer. The performance goals for the Market-Based PSUs are based on achievement of both of the following conditions: (i) attainment of an average 30-day closing price for the Company’s common stock that is equal to or greater than the thresholds set below, during the relevant portion of the performance period that extends until April 1, 2027; and (ii) the participant’s continued service relationship during the relevant portion of the performance period. The Market-Based PSUs will vest and be paid over the performance period following the date on which conditions in both columns of the “Vesting Conditions” below are satisfied. Upon satisfaction of the Vesting Conditions (i) and (ii), the number of vested Market-Based PSUs shall equal (x) the target award amount, multiplied by (y) the Percentage Payout based on attainment of the applicable Stock Price Threshold, multiplied by (z) the Percentage Payout based on attainment of the applicable Satisfaction of Minimum Service Requirement. “Base Price” is equal to $12.61, which was the 30-day average closing price of the Company’s common stock between May 9, 2024 and June 20, 2024. To date, none of the Market-Based PSUs have vested. References to each of Vesting Conditions, Stock Price Threshold and Satisfaction of Minimum Service Requirement, have the meanings ascribed to them as used in the following table, and the Stock Price Threshold may be met at any point during the performance period.

Vesting Conditions (both (i) and (ii) must be satisfied)
Percentage Payout	(i) Stock Price Threshold (30-day average closing price during the Performance Period)	(ii) Satisfaction of Minimum Service Requirement
25%	Base Price + $2.50	Service through and including January 1, 2025
25%	Base Price + $5.00	Service through and including October 1, 2025
25%	Base Price + $7.50	Service through and including July 1, 2026
25%	Base Price + $10.00	Service through and including April 1, 2027

Free Cash Flow Per Share (FCFps) PSUs
The performance payout scale in the table below is applicable to the FCFps PSUs awarded to Messrs. Schuck and Dasdan. Performance is measured in each Performance Year (as such term is used in the following table), and the achieved vested shares are paid (or not) in three annual installments over the three-year period following the end of each Performance Year subject to the Compensation Committee’s determination of achievement of FCF Per Share (as defined in the table below), based on the Company’s financial results. Target shares are allocated as follows:
•2024 Performance Year: 20% of Target Shares
•2025 Performance Year: 30% of Target Shares
•2025 Performance Year: 50% of Target Shares
In determining FCF Per Share achievement for the 2024 Performance Year, the Compensation Committee began with GAAP operating cash flow and subtracted GAAP capital expenditures. The Compensation Committee then adjusted for certain unusual or non-recurring items, including a positive adjustment for a one-time lease buyout and an equitable adjustment for other non-recurring accounting entries. To calculate FCF Per Share, the Compensation Committee divided the adjusted FCF by the weighted-average shares outstanding (adjusted for share repurchases), which resulted in $0.927 FCF Per Share. Because $0.927 lies between the established threshold of $0.88 and the target of $0.93, as shown in the table below, a linear interpolation yielded a final payout level of 97% for this metric.

Percentage of Shares Allocated to Performance Year	20%
Annual Performance Factor	Fiscal Year 2024 FCF Per Share(1)	Percentage Payout in Performance Year
Below Threshold	<$0.88	0%
Threshold	$0.88	50%
Target	$0.93	100%
Maximum	$0.98	150%
Actual	$0.927	97%
(1) Defined for each performance year as: (x) (i) operating cash flow (as determined in accordance with GAAP and as presented in the Company’s financial statements) for the performance year, less (ii) purchases of property and equipment and other assets (as determined in accordance with GAAP and as presented in the Company’s financial statements) for the performance year, and equitably adjusted (up or down), as approved by the Board, for the cash effect of any (iii) significant unusual or non-recurring events or accrual items, divided by (y) the weighted average number of shares of the Company’s common stock outstanding over the applicable performance year, adjusted to exclude the impact of any stock repurchases during the performance year.
The table below sets forth the FCFps PSU granted to and earned by our NEOs in 2024:

NEO	Job Title	Total FCFps PSUs Awarded	Target FCFps PSUs 2024 (20% of Total)	2024 FCFps PSUs Earned
Henry L. Schuck	Chief Executive Officer	73,530	14,706	14,265
Ali Dasdan	Chief Technology Officer	58,824	11,765	11,411

Our NEOs will be eligible to receive a mix of RSUs and PSUs in 2025, subject to the recommendation and approval of our Compensation Committee. As part of the PSU program in 2025, the Compensation Committee has considered a number of performance metrics to utilize in measuring overall financial performance and operating activities, including, but not limited to, free cash flow, free cash flow per share, net cash provided by operating activities, stock price, total stockholder return, revenue, profit margins or earnings/loss before interest, taxes, depreciation and amortization, or net revenue retention. These metrics may be expressed in terms of attaining a specified performance level, increase or decrease in a particular area and may be on an individual, business unit, division or company-wide basis, and in absolute terms or relative to the performance of comparable companies or peer groups or indexes.
Severance and Change in Control Benefits
Our NEOs are provided certain protections in the event of their termination of employment under specified circumstances, including following a change in control of the Company, as described in more detail in “Potential Payments upon Termination or Change in Control” below. We believe that these protections serve our retention objectives by helping our NEOs maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of a transaction that could result in a change in control of the Company. The chart below describes the material terms of these benefits for our NEOs.

Triggering Event(s)	Benefits
Employment is terminated without cause or NEO resigns for good reason in connection with a change in control
•A lump sum payment equal to 18 months, in the case of Mr. Schuck, and 12 months, in the case of Mr. Hyzer, plus 100% of such NEO’s annual target cash bonus for the year of termination, less any amounts already paid for such year, and for Mr. O’Brien a lump sum equal to 9 months of his then-current salary, plus the greater of (i) 100% of his eligible short-term incentive amount or (ii) 100% of the average of the last two years of his earned short-term incentive amount, and for Mr. Dasdan only a lump sum payment equal to 6 months of his then-current base salary;
•Any earned but unpaid bonus for the prior fiscal year, in the case of Messrs. Schuck and Hyzer;
•In the case of Messrs. Schuck and O’Brien, continuation for 18 months and 12 months, respectively, following the termination date of any health insurance benefits to which such NEO was entitled as of the termination date; and
•100% accelerated vesting of NEO’s outstanding equity awards subject to time-based vesting.
In each case subject to the applicable NEO timely signing a release of claims that becomes effective and continued compliance with such NEO’s restrictive covenants.

Employment is terminated without cause or resigns for good reason (other than in connection with a change in control)
•A lump sum payment equal to 12 months, in the case of Messrs. Schuck and Hyzer, and a lump sum payment equal to 6 months, in the case of Messrs. Dasdan and O’Brien, of such NEO’s then-current base salary, plus, in the case of Messrs. Schuck and Hyzer, a pro-rated portion of their expected annual cash bonus for the year of termination, less any amounts already paid for such year;
•In the case of Messrs. Schuck and O’Brien, continuation for 12 months and 6 months, respectively, following the termination date of any health insurance benefits to which NEO was entitled as of the termination date; and
•In the case of Messrs. Schuck and O’Brien, accelerated vesting of the portion of the NEO’s then-unvested equity awards subject to time-based vesting scheduled to vest within 12 months and 3 months, respectively, following the termination date.
In each case subject to the applicable NEO timely signing a release of claims that becomes effective and continued compliance with such NEO’s restrictive covenants.

Employment is terminated due to death or disability	•A pro-rated portion of the NEO’s expected annual bonus for the year of termination, less any amounts already paid for such year. •Up to 5,000 RSUs vest, subject to certain exceptions.
In addition, in the event any of the payments provided for under the executive employment agreements, or otherwise payable to the NEO, would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax under Section 4999 of the Internal Revenue Code, the NEO would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such executive. No employment letter with any of our NEOs provides for any tax gross-up payments.

Other Compensation
Employee Benefits
We provide various employee benefit programs to our NEOs, including medical, vision, and dental benefits. These benefit programs are generally available to all of our employees with certain variations based on jurisdictions and seniority. These benefits are provided to the NEOs to eliminate potential distractions from performing their regular job duties. We believe the cost of these programs is counterbalanced by an increase in productivity by the executives receiving access to them.
No Executive Perquisites
Executive perquisites are not part of our general compensation philosophy.
Retirement Plan
Our NEOs are eligible to participate in the defined contribution pension plan (the “401(k) Plan”) we maintain for all full-time U.S. employees. The 401(k) Plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The 401(k) Plan provides that each participant may contribute up to 90% of such participant’s compensation pursuant to certain restrictions. In 2024, we matched 50% of the employee’s contribution to the 401(k) plan up to the first 7% of their contribution. We may also make discretionary profit-sharing contributions to eligible participants. We do not have a defined benefit plan or any non-qualified deferred compensation arrangements.
The value of perquisites and other personal benefits provided to the NEOs is reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the accompanying footnote.
Other Compensation Policies and Practices
Clawback
In accordance with the ZoomInfo Technologies Inc. Clawback Policy effective October 2, 2023, the Board will seek reimbursement from covered executive officers (which includes our NEOs) for the amount of erroneously awarded compensation (i.e., the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on restated amounts) resulting from an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
In addition, under the terms of our 2020 Omnibus Incentive Plan, if an incentive award recipient, including any of our NEOs, engages in any Detrimental Activity (as defined under the Plan), our Compensation Committee has the authority and discretion to cancel all or part of the recipient’s outstanding awards, or require full or partial forfeiture and/or repayment of any gain that the recipient realized upon the vesting or exercise of awards. “Detrimental Activity” includes unauthorized disclosure of confidential or proprietary information, any activity that would be grounds to terminate the recipient for cause, a breach of any restrictive covenant such as a non-competition agreement, or fraud or conduct contributing to any financial restatements or irregularities.

Stock Ownership Guidelines for Non-Employee Directors and Executive Officers
In an effort to further align management and stockholder interests, in October 2023 our Board adopted stock ownership guidelines pursuant to which our non-employee directors and executive officers are required to own shares of the Company’s common stock that have a fair market value equal to the following multiple of the individual’s base salary (or, in the case of a non-employee director, a multiple of the cash annual retainer paid to the non-employee director by the Company):
•Chief Executive Officer: Six times annual base salary;
•Other Executive Officers: Three times annual base salary; and
•Non-Employee Directors: Five times annual cash retainer.
Shares counted to determine ownership include shares:
•Owned directly by the individual or their immediate family members residing in the same household, in each case, including through open market purchases, ESPP (as defined below), or acquired and held upon vesting of Company equity awards, as applicable;
•Held in trust for the benefit of the individual or immediate family members residing in the same household; and
•Shares owned by a partnership, limited liability company or other entity to the extent of the individual’s interest therein (or the interest therein of their immediate family members residing in the same household), provided the individual has or shares power to vote or dispose of the shares.
Vested but unexercised options and unearned RSUs and PSUs are not to be used in determining share ownership for purposes of these stock ownership guidelines.
Compliance with the stock ownership guidelines is measured as of April 1 of each year. The applicable share ownership threshold for each covered individual is determined by multiplying the then-current base salary or annual cash retainer by the applicable multiple as of April 1 (the “Calculation Date”) and dividing by the 90-day trailing average of the Company’s common stock, resulting in a fixed number of shares for each individual’s target ownership. This fixed number is then compared to the actual number of shares beneficially owned. The applicable guideline level of Company stock ownership is expected to be satisfied within five years after an individual first becomes subject to the stock ownership guidelines and maintained thereafter for as long as the individual remains an executive officer subject to the guidelines or a non-employee director of the Company. For so long as any individual remains subject to the stock ownership guidelines and until their applicable threshold set forth above is satisfied, such individual will be required to retain at least 50% of the net shares delivered pursuant to awards under the Plan and/or other applicable plan until the guidelines are satisfied.
Policy Prohibiting Hedging and Pledging of Our Equity Securities
Our Securities Trading Policy prohibits our employees, including our executive officers and directors, from engaging in short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock; pledging Company securities as collateral for loans; and holding Company securities in margin accounts. No shares of the Company beneficially owned by any director or NEO are pledged or held in a margin account.

Tax and Accounting Considerations
Taxation of “Parachute” Payments and Deferred Compensation
We do not provide, and have no obligation to provide, any of our NEOs with a “gross-up” or other reimbursement payment for any tax liability the NEO might owe because of the application of Sections 280G, 4999 or 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If any of the payments or benefits provided for under the change of control and severance agreements or otherwise payable to an NEO would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the NEO would receive either full payment of such payments and benefits or such lesser amount that would cause no portion of the payments and benefits being subject to the excise tax, whichever results in the greater after-tax benefits to the NEO.
Deductibility of Executive Compensation
Section 162(m) of the Code generally limits the amount we may deduct from our federal income taxes for compensation paid to our Chief Executive Officer and other U.S.-based executive officers to $1 million per executive officer per year, subject to certain exceptions. We have not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our executive officers and do not currently have any immediate plans to do so. The Compensation Committee has authorized, and may in the future, in its judgment, authorize, compensation payments that are not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. The Compensation Committee intends to continue to compensate our current and former executive officers in a manner consistent with our best interests and the best interests of our stockholders.
Accounting for Stock-Based Compensation
Under Financial Accounting Standard Board ASC Topic 718 (“ASC 718”), we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. The accounting impact of our compensation programs is one of many factors that the Compensation Committee considers in determining the structure and size of our executive compensation programs.
ASC 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables below, even though the recipient may never realize any value from such awards.
Compensation Risk Assessment
In consultation with management, our Compensation Committee has assessed our compensation plans, policies and practices for all employees, including our NEOs, and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our Company. This risk assessment included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our company performance goals and do not encourage our employees to take inappropriate risks and overall target total direct compensation to ensure an appropriate balance between fixed and variable pay components. Our Compensation Committee conducts this assessment annually.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with the Company’s management the executive compensation discussion and analysis (the “CD&A”) contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the CD&A be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Respectfully submitted by the members of the Compensation Committee of the Board.
D. Randall Winn, Chair
Ashley S. Evans
Alison Gleeson
Owen Wurzbacher

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our Named Executive Officers, for their service for the fiscal years indicated.

Name and Principal Position	Year	Salary ($)(1)	Bonus	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Henry L. Schuck Chief Executive Officer and Chairman of the Board	2024	562,410	—	5,550,604	129,351	11,500	6,253,865
	2023	550,000	—	4,412,514	—	11,250	4,973,764
	2022	549,460	—	—	275,261	10,250	834,971
Peter Cameron Hyzer Former Chief Financial Officer(5)	2024	432,144	—	4,663,533	323,610	22,994	5,442,281
	2023	562,000	—	—	—	11,250	573,250
	2022	552,750	—	17,200,052	173,347	10,250	17,936,399
Michael Graham O'Brien Interim Chief Financial Officer	2024	354,333	—	1,205,000	185,196	8,991	1,753,520
Ali Dasdan Former Executive Vice President and Chief Technology Officer	2024	450,000	—	3,021,188	59,527	10,720	3,541,435
	2023	415,961	—	11,756,944	—	10,500	12,183,405
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(1)The amounts reported represent the named executive officer’s base salary earned during the fiscal year covered.
(2)Represents the aggregate grant date fair value of stock awards granted, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“Topic 718”), without taking into account estimated forfeitures. The fiscal 2022 and 2023 stock awards consist of grants of restricted stock units and phantom units of HSKB Funds II, LLC (the “HSKB Phantom Units”) issued under the 2020 Omnibus Incentive Plan. Similar to the Company’s RSUs, the HSKB Phantom Units are time-based restricted stock units, which upon vesting, settle into shares of the Company’s common stock on a one-for-one basis. The stock awards granted to Mr. Hyzer in fiscal 2022 include an award granted December 30, 2022 with grant date fair value of $9,200,001, which was intended to be in lieu of Mr. Hyzer’s annual equity grant for 2023. Terms of the stock awards are summarized under the caption “Executive Compensation Discussion and Analysis” above. The assumptions made when calculating the amounts are found in Note 14: “Equity-based Compensation” to our audited consolidated financial statements included in Part II, Item 8 of our 2024 10-K.” The value for the FCFps PSUs and Market-Based PSUs included for the NEOs is based on the target number of shares subject to such awards, which results in an award value of: (x) (i) $1,774,116 , in the case of Mr. Schuck’s Market-Based PSUs and (ii) $944,125 , in the case of Mr. Schuck's FCFps PSUs, (y) $887,058 in the case of Mr. Hyzer's Market-Based PSUs and (z) $755,300 in the case of Mr. Dasdan’s FCFps PSUs. Assuming the maximum performance level is achieved with respect to the FCFps PSUs, the grant date fair value of such awards was $1,416,188 for Mr. Schuck and $1,132,950 for Mr. Dasdan.
(3)Amounts in this column include cash incentive bonuses earned by our NEOs in the fiscal years referenced. See “Executive Compensation Discussion and Analysis” above. In addition, with respect to Mr. Hyzer, pursuant to the terms of his Separation Agreement and Release, we agreed to pay Mr. Hyzer the pro-rata portion of his 2024 cash incentive bonus plan in an amount equivalent to $323,610. Further, pursuant to the terms of the O’Brien Offer Letter, Mr. O’Brien was entitled to receive, for his 2024 performance year, which began on January 1, 2024, and ends on December 31, 2024, the target percentage for his cash bonus, pro-rated from January 1, 2024 until September 5, 2024 at 30% of his salary (which was $310,000 on annual basis) prior to this interim appointment, and from September 6, 2024 until December 31, 2024, at 50% of his new base salary of $450,000. In recognition of Mr. O’Brien’s exceptional performance while serving as both Interim Chief Financial Officer and Vice President of Financial Planning and Analysis during the second half of 2024, the Compensation Committee exercised its discretion and applied an individual performance modifier, such that Mr. O’Brien received 100% of his pro forma target bonus for the year, along with an additional $50,000 special cash bonus. See the section entitled “Executive Compensation Discussion and Analysis—Components of our Compensation Program and 2024 Compensation—Annual Cash Incentive Awards—2024 Cash Incentive Bonus Plan” above for additional information.
(4)The amounts reported represent our 401(k) Plan matching contributions. For a description of our 401(k) Plan, see “Executive Compensation Discussion and Analysis” above. In addition, with respect to Mr. Hyzer, pursuant to the terms of his Separation Agreement and Release, we agreed to assume the entire cost of Mr. Hyzer's COBRA premiums until the end of October 2025, and such amounts will be paid directly to Mr. Hyzer’s insurance provider on a monthly basis, representing an aggregate benefit value of $22,994.
(5)As contemplated pursuant to Mr. Hyzer’s Separation Agreement and Release, the illustrative amounts presented herein with respect to Mr. Hyzer’s other compensation do not include an acceleration of 242,650 RSUs, such amounts representing the number of RSUs that would have vested within 12 months following his departure, in exchange of the forfeiture of 483,135 units, resulting in a net effective forfeiture of 240,485 units, in accordance with the terms of his awards and the Plan. For additional information relating to the acceleration and forfeiture of Mr. Hyzer’s equity awards, see the section entitled “—Potential Payments—Potential Payments upon Termination or Change in Control.”

Grants of Plan-Based Awards in Fiscal 2024
The following table presents information regarding grants of plan-based awards during 2024 to our NEOs. The non-equity incentive plan awards were granted under our 2024 Cash Incentive Bonus Plan, as described in greater detail in “Executive Compensation Discussion and Analysis” above. The equity incentive plan awards were granted under our 2020 Omnibus Incentive Plan. The vesting schedule for the awards is set forth below in the table “Outstanding Equity Awards at 2024 Fiscal Year-End.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Award Type(2)	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Henry L. Schuck	Cash	—	—	550,000	1,100,000	—	—
	RSU	5/29/2024	—	—	—	220,589	2,832,363
	FCFps PSUs	5/29/2024	—	—	—	73,530	944,125
	Market-Based PSUs	5/29/2024	—	—	—	294,118	1,774,116
Peter Cameron Hyzer (3)	Cash	—	—	421,500	843,000	—	—
	RSU	5/29/2024	—	—	—	294,118	3,776,475
	Market-Based PSUs	5/29/2024	—	—	—	147,059	887,058
Michael Graham O'Brien(4)	Cash	—	—	135,196	270,392	—	—
	RSU	9/10/2024	—	—	—	125,000	1,205,000
Ali Dasdan	Cash	—	—	270,000	540,000	—	—
	RSU	5/29/2024	—	—	—	176,471	2,265,888
	FCFps PSUs	5/29/2024	—	—	—	58,824	755,300
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(1)Represents the range of possible payouts to our NEOs under the 2024 Cash Bonus Incentive Plan, which range between no payout at 0% achievement and payout at the maximum capped at 200% of the applicable target annual bonus opportunity, as further described above under “Executive Compensation Discussion & Analysis.”
(2)Terms of the stock awards are summarized in “Executive Compensation Discussion and Analysis” above. The assumptions made when calculating the amounts are found in Note 14: “Equity-based Compensation” to our audited consolidated financial statements included in Part II, Item 8 of our 2024 10-K.
(3)Pursuant to the terms of Mr. Hyzer’s Separation Agreement and Release, we agreed to pay Mr. Hyzer, among other things, the pro-rata portion of his 2024 Cash Incentive Bonus Plan in an amount equivalent to $323,610. In addition, pursuant to the terms of Mr. Hyzer's Separation Agreement and Release, Mr. Hyzer would receive an acceleration of 242,650 RSUs, such amounts representing the number of RSUs that would have vested within 12 months following his departure, in exchange of the forfeiture of 483,135 units, resulting in a net effective forfeiture of 240,485 units, in accordance with the terms of his awards and the Plan.
(4)Pursuant to the terms of the O’Brien Offer Letter, Mr. O’Brien is entitled to receive, for his 2024 performance year, which began on January 1, 2024, and ends on December 31, 2024, the target percentage for his cash bonus, pro-rated from January 1, 2024 until September 5, 2024 at 30% of his salary (which was $310,000 on annual basis) prior to this interim appointment, and from September 6, 2024 until December 31, 2024, at 50% of his new base salary of $450,000. In addition, the O'Brien Offer Letter provided for an equity award under the Plan consisting of 125,000 RSUs in connection with his interim appointment.

Outstanding Equity Awards at 2024 Fiscal Year-End
The following table sets forth information regarding outstanding equity awards made to the NEOs as of December 31, 2024.

			Stock Awards
Name	Grant Date	Award Type	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Henry L Schuck	5/29/2024	RSU(2)(5)	220,589	$2,318,390	—	—
	5/29/2024	FCFps PSUs(3)(5)	—	—	73,530	$772,800
	5/29/2024	Market-Based PSUs(4)(5)	—	—	294,118	$3,091,180
Peter Cameron Hyzer(6)	—	—	—	—	—	—
Michael Graham O'Brien	9/1/2021	RSU(7)	720	$7,567	—	—
	12/1/2021	HSKB Phantom Units(8)	2,026	$21,293	—	—
	9/1/2022	RSU(9)	1,496	$15,723	—	—
	12/1/2022	RSU(10)	2,623	$27,568	—	—
	12/30/2022	RSU(11)	13,993	$147,066	—	—
	3/23/2023	RSU(12)	2,233	$23,469	—	—
	10/25/2023	RSU(13)	9,174	$96,419	—	—
	12/1/2023	HSKB Phantom Units(14)	12,333	$129,620	—	—
	12/29/2023	RSU(15)	41,625	$437,479	—	—
	9/10/2024	RSU(16)	125,000	$1,313,750	—	—
Ali Dasdan	4/3/2023	RSU(17)	198,646	$2,087,769	—	—
	5/29/2024	RSU(18)	176,471	$1,854,710	—	—
	5/29/2024	FCFps PSUs(19)	—	—	58,824	$618,240
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(1)Values determined based on the December 31, 2024 closing market price of our common stock, which was $10.51 per share. In the case of each of the FCFps PSUs and Market-Based PSUs, the actual payout values depend upon, among other things, achievement of (x) in the case of FCFps PSUs, the performance targets in each performance year based on the adjusted free cash flow per share and (y) in the case of Market-Based PSUs, achievement of certain stock price performance targets in each nine-month performance interval based on the average 30-day closing price of the Company’s common stock, and in each case, the continued service by the participant through the date of determination of achievement.
(2)Vests as follows: 25% vesting on April 1, 2025, and the remainder vesting in equal quarterly installments during the 36 months following April 1, 2025.
(3)Vests as follows: 20% vesting in year 1, 30% vesting in year 2 and 50% vesting in year 3, in each case, subject to achievement of performance targets    .
(4)Vests as follows: 25% vesting on each of January 1, 2025, October 1, 2025, July 1, 2026 and April 1, 2027 (such dates corresponding to the approximate nine month anniversary of the original grant date), in each case, subject to the achievement of applicable stock price thresholds.
(5)On February 13, 2025, the terms of Mr. Schuck’s time-based RSUs and PSUs were amended to include a delay mechanism, such that vesting would not occur until the later of (x) 45 days or (y) until the expiration of any HSR Act waiting period, in each case, in the event that Mr. Schuck’s economic ownership would have otherwise crossed a reporting threshold as a result of the vesting of any such award following the attainment of any time or performance condition, as applicable.
(6)In connection with Mr. Hyzer's departure from his position as our Chief Financial Officer and pursuant to the terms of Mr. Hyzer's Separation Agreement and Release, which among other things, contemplated that Mr. Hyzer would receive an acceleration of 242,650 RSUs, such amounts representing the number of RSUs that would have vested within 12 months following his departure, in exchange of the forfeiture of 483,135 units, resulting in a net effective forfeiture of 240,485 units, in accordance with the terms of his awards and the Plan.

(7)Vests as follows: equal quarterly installments during the 9 months following December 1, 2024.
(8)Vests as follows: equal quarterly installments during the 12 months following December 1, 2024.
(9)Vests as follows: equal quarterly installments during the 21 months following December 1, 2024.
(10)Vests as follows: equal quarterly installments during the 24 months following December 1, 2024.
(11)Vests as follows: equal quarterly installments during the 27 months following October 1, 2024.
(12)Vests as follows: equal quarterly installments during the 30 months following October 1, 2024.
(13)Vests as follows: equal quarterly installments during the 36 months following October 1, 2024.
(14)Vests as follows: equal quarterly installments during the 24 months following November 1, 2024.
(15)Vests as follows: equal quarterly installments during the 36 months following November 1, 2024.
(16)Awarded on September 10, 2024, in connection with, and in recognition of, the services to be rendered by Mr. O'Brien following his appointment as our Interim Chief Financial Officer. Vests as follows: 25% on October 1, 2025, and the remainder of the award in equal quarterly installments during the 36 months following October 1, 2025.
(17)Vests as follows: 16.5% of the award vested on September 1, 2023, and the remainder of the award vests in equal quarterly amounts during the 30 months following September 1, 2023.
(18)Vests as follows: 25% vesting on April 1, 2025, and the remainder vesting in equal quarterly installments during the 36 months following April 1, 2025.
(19)Vests as follows: 20% vesting in year 1, 30% vesting in year 2 and 50% vesting in year 3, in each case, subject to achievement of performance targets    .
Option Exercises and Stock Vested
The following table shows for the fiscal year ended December 31, 2024, certain information regarding option exercises and stock vested during the fiscal year with respect to our NEOs:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Henry L. Schuck	102,004	1,252,609
Peter Cameron Hyzer(2)	534,300	6,442,060
Michael Graham O'Brien	36,346	449,285
Ali Dasdan	158,916	1,981,285
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(1)The value realized on vesting is determined by multiplying the number of vested RSUs and HSKB Phantom Units by the closing price of our common stock on the vesting date. In the case of RSUs and HSKB Phantom Units, the value realized on vesting does not reflect the actual value received by the NEO because a portion of the shares reflected in the table above were withheld by us to satisfy the NEO’s tax withholding obligations.
(2)Amounts reflect the terms of Mr. Hyzer’s Separation Agreement and Release, pursuant to which Mr. Hyzer would receive an acceleration of 242,650 RSUs, such amounts representing the number of RSUs that would have vested within 12 months following his departure, in exchange of the forfeiture of 483,135 units, resulting in a net effective forfeiture of 240,485 units, in accordance with the terms of his awards and the Plan.
Employment Agreements and Related Arrangements
The Company entered into an employment agreement with each of Messrs. Schuck, Hyzer and Dasdan, and an offer letter with Mr. O’Brien that governs the terms of employment of each such NEO.
Mr. Schuck’s Employment Agreement
In connection with the IPO, we entered into an employment agreement with Mr. Schuck, pursuant to which he continues to serve as the Chief Executive Officer of the Company and Chairman of our Board of Directors. Mr. Schuck’s employment agreement, effective as of the date of the IPO, provides that he is entitled to a base salary of $512,000, which may not be decreased without his consent. Mr. Schuck is eligible for an annual cash incentive bonus, and his target annual bonus for each fiscal year is $425,000, with the actual annual bonus payable being based upon the level of achievement of specified corporate, financial, operational, and individual performance for such fiscal year, as approved by the Compensation Committee of our Board of Directors.

Mr. Schuck is also entitled to participate in all employment benefit plans, practices, and programs available for the benefit of senior executives of the Company generally. Additionally, Mr. Schuck’s employment agreement provides for reimbursement for reasonable out-of-pocket expenses incurred by him in the furtherance of the Company’s business, as well as for reasonable and documented first-class flight and ground transportation expenses for all business-related travel.
Mr. Schuck’s employment may be terminated at any time and for any reason by either the Company or Mr. Schuck, provided that either party is required to give 30 days’ advance written notice of any termination of employment (provided that the Company is entitled to pay the executive base salary payments in lieu of such notice period).
Mr. Schuck is subject to the following restrictive covenants: (i) confidentiality during employment and for three years following termination, (ii) non-solicitation of customers and non-solicitation of employees for 24 months following termination, (iii) non-competition during employment and until 12 months following the termination date, and (iv) mutual non-disparagement for the longest period legally enforceable.
See “—Termination and Change in Control Provisions” for a description of the severance benefits to which Mr. Schuck is entitled in the event of a qualifying termination of his employment.
Mr. Hyzer’s Employment Agreement
We entered into an employment agreement with Mr. Hyzer on November 12, 2018, pursuant to which he served as the Chief Financial Officer of the Company. Mr. Hyzer’s employment agreement provided for a base salary of $500,000 as of January 1, 2020, subject to adjustment from time to time to reflect amounts approved by the Company. Mr. Hyzer was eligible for an annual cash incentive bonus, employee benefits and severance entitlements based on certain qualifying termination events. On August 5, 2024, we announced that Mr. Hyzer would depart from his position as our CFO and principal financial officer, effective as of September 6, 2024.
See “—Termination and Change in Control Provisions” for a description of the severance benefits to which Mr. Hyzer was entitled to under the terms of Mr. Hyzer’s Separation Agreement and Release.
Mr. O’Brien’s Offer Letter
In connection with Mr. Hyzer’s departure, Mr. O’Brien assumed the role of Interim Chief Financial Officer and principal financial officer of the Company, effective as of September 6, 2024, and concurrently therewith, we entered into an offer letter with Mr. O’Brien to memorialize, among other things, certain changes to his compensation arrangements.
Pursuant to the terms of the O’Brien Offer Letter, Mr. O’Brien received an increase in his then current base salary of $310,000 to $450,000, effective as of the September 6, 2024 (the “Effective Date”). In addition, the O’Brien Offer Letter contemplates that Mr. O’Brien will be eligible, subject to specific performance metrics and his achievement relative to such metrics, a short-term cash incentive bonus pro-rated from January 1, 2024 until September 5, 2024 at a 30% bonus target of his base salary prior to the Effective Date, and from September 6th, 2024, until December 31, 2024 at a 50% bonus target of his base salary after giving effect to the Effective Date.
Following September 6, 2025, the O’Brien Offer Letter contemplates that Mr. O’Brien’s base salary will be set at a level commensurate with his new role at the Company and reflective of his duties, scope, and responsibilities at that time. In addition, Mr. O’Brien’s bonus target will reset to 30% at the earlier of (i) September 6, 2025, or (ii) the end of his appointment as the interim Chief Financial Officer, which will conclude upon the start date of a person designated as the permanent Executive Vice President & Chief Financial Officer and elected by the Board as an officer of the Company.

Pursuant to the terms of the O’Brien Offer Letter, and in consideration of his service as the Interim Chief Financial Officer, subject to the due execution of agreements in a form acceptable to the Company and the discretion and approval of the Company and its Board or Compensation Committee, as applicable, Mr. O’Brien is entitled to receive an equity award under the Plan consisting of 125,000 RSUs, which if approved, will vest over a four-year period, with a vesting commencement date of October 1, 2024, subject to his continued employment with the Company at the applicable vesting dates. 25% of the RSUs will be scheduled to vest 12 months from the vesting commencement date, and the remainder will vest in equal quarterly installments over the remaining three-year period.
Mr. O’Brien is also entitled to participate in all employment benefit plans, practices, and programs available for the benefit of senior executives of the Company generally. The terms of the O’Brien Offer Letter provide that Mr. O’Brien’s employment at the Company is on “at-will” basis, and as a result, Mr. O’Brien is entitled to resign at any time with or without cause or prior notice. Similarly, the Company is permitted to terminate his employment relationship with the Company at any time, with or without cause or prior notice.
See “—Termination and Change in Control Provisions” for a description of the severance benefits to which Mr. O’Brien is entitled in the event of a qualifying termination of his employment.
Mr. Dasdan’s Employment Agreement
We entered into an employment agreement with Mr. Dasdan effective April 21, 2023, pursuant to which he served as the Chief Technology Officer of the Company. Mr. Dasdan’s employment agreement provided for a base salary of $450,000 as of April 21, 2023, subject to adjustment from time to time to reflect amounts approved by the Company. Mr. Dasdan was eligible for an annual cash incentive bonus, targeted to 50% of his base salary, based upon performance metrics approved by the Compensation Committee of our Board of Directors.
Mr. Dasdan was also entitled to participate in all employment benefit plans, practices, and programs available for the benefit of senior executives of the Company generally. Additionally, Mr. Dasdan’s employment agreement provided for reimbursement of reasonable out-of-pocket expenses incurred by him in the furtherance of the Company’s business.
Mr. Dasdan’s employment could have been terminated at any time and for any reason by either the Company or Mr. Dasdan, provided that either party was required to give 30 days’ advance written notice of any termination of employment (provided that the Company was entitled to pay the executive base salary payments in lieu of such notice period).
Mr. Dasdan was subject to the following restrictive covenants: (i) confidentiality during employment and for three years following termination, and (ii) non-solicitation of employees for 24 months following termination.
See “—Termination and Change in Control Provisions” for a description of the severance benefits to which Mr. Dasdan was entitled in the event of a qualifying termination of his employment.
As previously disclosed in our Form 8-K (under Item 5.02) filed with the SEC on February 19, 2025, Mr. Dasdan informed us of his decision to depart from the Company to pursue a new opportunity. Mr. Dasdan’s last day with the Company was March 2, 2025, and his employment agreement was rendered to be terminated concurrently therewith.

Termination and Change in Control Provisions
Mr. Schuck’s Employment Agreement
Pursuant to Mr. Schuck’s employment agreement, upon termination of his employment by the Company without cause or his resignation with good reason, he is entitled to a severance payment (subject to his execution of a general release of claims against the Company) equal to (i) one year of his base salary plus the amount of his target annual bonus (at 100% achievement), prorated based on the number of days he is employed during the fiscal year in which the termination date occurs, payable in a single lump sum; (ii) payment of any earned but unpaid annual bonus for the fiscal year prior to the year in which the termination date occurs payable in a single lump sum; (iii) continuation for 12 months following the termination date of any health insurance benefits to which he was entitled as of the termination date; and (iv) accelerated vesting of the portion of his then-unvested equity awards subject to time-based vesting that he holds as of the termination date and which were scheduled to vest within 12 months following the termination date.
In the event of a termination of Mr. Schuck’s employment by the Company without cause or his resignation with good reason, which in either case occurs during the period beginning three months prior to, and ending 12 months following, a “change in control” of the Company, he is entitled to a severance payment (subject to his execution of a general release of claims against the Company) equal to (i) 18 months of his base salary plus the amount of his target annual bonus (at 100% achievement), payable in a single lump sum; (ii) payment of any earned but unpaid annual bonus for the fiscal year prior to the year in which the termination date occurs payable in a single lump sum; (iii) continuation for 18 months following the termination date of any health insurance benefits to which he was entitled as of the termination date; and (iv) full accelerated vesting of all then-unvested equity awards subject to time-based vesting that he holds as of the termination date.
Mr. Schuck’s employment agreement further provides that upon termination of his employment due to death or disability, he is entitled to a severance payment equal to the expected amount of his annual performance bonus for the year in which the termination occurs, prorated through the termination date.
Mr. Hyzer’s Separation Agreement and Release
In connection with his departure, the Compensation Committee of the Board approved Mr. Hyzer’s Separation Agreement and Release, pursuant to which Mr. Hyzer’s employment with the Company would be terminated on October 7, 2024; provided that, for the period beginning on September 6, 2024 and ending on October 7, 2024, Mr. Hyzer would continue as a full-time employee in the role of an advisor to the Interim Chief Financial Officer and Chief Executive Officer whereby he was expected to provide certain transition services to the Company.
In connection with the foregoing transition services, we agreed to pay Mr. Hyzer a lump sum cash payment in an amount equal to the sum of (i) one year of his base salary as of October 7, 2024 (equivalent to $562,000) and (ii) a pro-rata portion annual performance bonus based on the number of days he was employed during the fiscal 2024, assuming target performance for 2024 (equivalent to $323,610), resulting in a total payment amount of $885,610. In addition to such amounts, we and Mr. Hyzer agreed that as a result of the termination of Mr. Hyzer’s employment with the Company effective October 7, 2024, Mr. Hyzer would receive an acceleration of 242,650 RSUs, such amounts representing the number of RSUs that would have vested within 12 months following his departure, in exchange of the forfeiture of 483,135 units, resulting in a net effective forfeiture of 240,485 units, in accordance with the terms of his awards and the Plan.

Mr. O’Brien’s Offer Letter
As discussed in greater detail above under the caption “—Mr. O’Brien’s Offer Letter,” Mr. O’Brien’s employment at the Company is on an “at-will” basis, and as a result, on the one hand, Mr. O’Brien is entitled to resign at any time with or without cause or prior notice, and on the other hand, the Company is permitted to terminate his employment relationship with the Company at any time, with or without cause or prior notice. Certain references to “change in control,” “cause” and/or “good reason” shall mean such terms as defined in the Plan or in the O’Brien Offer Letter, in each case, as applicable.
Compensation Benefits Connected to Termination by the Company Without Cause and Termination by the Employee for Good Reason Where Termination is Not Connected to Change in Control
Notwithstanding the foregoing, pursuant to the terms of the O’Brien Offer Letter, absent a change in control, if for any reason Mr. O’Brien’s employment with the Company is involuntarily terminated without cause or Mr. O’Brien terminates for good reason, the Company will, after due execution of a separation agreement and release of claims on a form specified by the Company in its sole discretion, pay Mr. O’Brien a cash lump sum equivalent to 50% of his then-current base salary on the date of his termination as well as an additional cash lump sum approximately equivalent to six (6) months of Company-paid major medical plan premiums (so long as Mr. O’Brien was enrolled in a Company-sponsored major medical healthcare plan on the date of his termination).
In addition, in the event of a termination as contemplated in the foregoing paragraph, so long as Mr. O’Brien executes and does not revoke the separation agreement and release of claims, the Company would be obligated to accelerate any unvested time-based RSUs that would otherwise have become vested within 90 days of Mr. O’Brien’s termination date, up to a maximum of $500,000 in fair market value as of the date of acceleration.
Termination in Connection with a Change in Control Within 12 Months Following the Change in Control Event
Pursuant to the terms of the O’Brien Offer Letter, Mr. O’Brien is eligible for certain benefits in the event of his termination of employment in connection with a change of control. If within twelve (12) months following a change in control, (i) Mr. O’Brien is involuntarily terminated without cause, or (ii) Mr. O’Brien resigns for good reason, all of his unvested RSUs, options, and all other equity awards that are unvested shall become fully vested upon the date of his termination.

In addition, the Company would be obligated to pay Mr. O’Brien a cash lump sum equal to 75% of his base salary, twelve (12) months of Company-paid major medical coverage, and the greater of (i) 100% of his eligible short-term incentive amount or (ii) 100% of the average of the last two years of the earned short-term incentive amount.
Mr. Dasdan’s Employment Agreement
Pursuant to Mr. Dasdan’s employment agreement, upon termination of his employment by the Company without cause or his resignation with good reason, he was entitled to a severance payment (subject to his execution of a general release of claims against the Company) equal to six months of his then-current base salary payable in a lump sum within the 60 day period following his termination date.

Potential Payments upon Termination or Change in Control
The following tables provide information concerning the estimated payments and benefits that would be provided in the circumstances described above, assuming that the triggering event took place on December 31, 2024, the last day of our fiscal year. For purposes of valuing accelerated vesting, the values indicated in the tables below are calculated as $10.51, the closing price of a share of our common stock on December 31, 2024, multiplied by the number of unvested shares subject to the award as of December 31, 2024 that are being accelerated. The disclosures provided below reflect the actual amounts paid to Mr. Hyzer, who departed from his position as the Chief Financial Officer of the Company, effective as of September 6, 2024, and remained as an advisor to the Company from September 6, 2024 through October 7, 2024, at which time Mr. Hyzer departed from the Company, as set forth under “Involuntary Termination without a Change in Control.”

	Involuntary Termination in Connection with a Change in Control(1)
Name	Cash Severance - Salary ($)(2)	Cash Severance - Bonus ($)(3)	Other Benefits ($)(4)	Equity Acceleration ($)(5)
Henry L. Schuck	825,000	550,000	29,774	2,318,390
Michael Graham O'Brien	337,500	225,000	21,141	2,219,954
Ali Dasdan	225,000	—	—	3,942,480
__________________
(1)An “involuntary termination” means a termination without cause or a resignation for good reason, and other than due to death or disability. An involuntary termination that occurs within the 3 months prior to or the 12 months following a change in control, in the case of Mr. Schuck, within the 12 months following a change of control, in the case of Mr. O’Brien, and within fifteen days following a change of control, in the case of Mr. Dasdan, in the event that his employment agreement is not assumed by the successor entity, is considered occurring “in connection with” such change in control for purposes of each NEO’s severance benefits listed above.
(2)Represents 18 months of the NEO’s annual base salary for Mr. Schuck, 9 months of the NEO’s annual base salary for Mr. O’Brien and 6 months of the NEO’s annual base salary for Mr. Dasdan.
(3)Represents each of Mr. Schuck and Mr. O’Brien’s target annual bonus at 100% achievement; provided further that, with respect to Mr. O’Brien, pursuant to the terms of the O’Brien Offer Letter, such cash bonus amount assumes that Mr. O’Brien’s 100% achievement of his target annual bonus is greater than 100% of the average of the last two years of his earned short-term incentive amounts.
(4)In the case of Mr. Schuck, represents the value of 18 months of COBRA premium reimbursement, and in the case of Mr. O’Brien represents the value of 12 months of COBRA premium reimbursement.
(5)For purposes of valuing accelerated vesting, the values are calculated as $10.51, the closing price of a share of our common stock on December 31, 2024, multiplied by the number of unvested shares subject to the award as of December 31, 2024 that are being accelerated. Includes accelerated vesting of all time-based RSUs (including, in the case of Mr. O’Brien, HSKB Phantom Units), and no accelerated vesting of PSUs. Pursuant to the terms of each of the FCFps PSU and Market-Based PSU awards, vesting is conditioned upon the achievement of performance targets during their respective performance periods, and as a result, neither the FCFps PSUs nor the Market-Based PSUs provide for an acceleration provision.

	Involuntary Termination without a Change in Control(1)
Name	Cash Severance - Salary ($)(2)	Cash Severance - Bonus ($)(3)	Other Benefits ($)(4)	Equity Acceleration ($)(5)
Henry L. Schuck	550,000	550,000	19,849	869,387
Peter Cameron Hyzer(6)	562,000	323,610	22,994	2,319,734
Michael Graham O'Brien	225,000	—	10,571	92,908
Ali Dasdan	225,000	—	—	—
__________________
(1)An “involuntary termination” means a termination without cause or a resignation for good reason and other than due to death or disability.
(2)Represents 12 months of the annual base salary of Mr. Schuck, and 6 months annual base salary of Mr. O’Brien and Mr. Dasdan.
(3)In the case of Mr. Schuck, represents his target annual bonus at 100% achievement.
(4)In the case of Mr. Schuck, represents the value of 12 months of COBRA premium reimbursement, and in the case of Mr. O’Brien, represents the value of 6 months of COBRA premium reimbursement.

(5)In the case of Mr. Schuck and Mr. O’Brien, represents value of accelerated vesting of unvested time-based equity awards held as of December 31, 2024 which were scheduled to vest within the following 12 months and 3 months, respectively. For purposes of valuing accelerated vesting, the values are calculated as $10.51, the closing price of a share of our common stock on December 31, 2024, multiplied by the number of unvested shares subject to the award as of December 31, 2024 that are being accelerated.
(6)Represents actual amounts paid to Mr. Hyzer based on his termination as of October 7, 2024.

	Death or Disability of Named Executive Officer
Name	Cash Severance - Bonus ($)(1)	Equity Acceleration ($)(2)
Henry L. Schuck	550,000	52,550
Peter Cameron Hyzer	421,500	52,550
Michael Graham O’Brien	N/A	52,550
Ali Dasdan	270,000	52,550
__________________
(1)Represents the NEO’s target annual bonus at 100% achievement.
(2)Represents value of accelerated vesting of 5,000 RSU awards upon death or disability of an NEO, pursuant to the terms of the award agreements provided to NEOs under the 2020 Omnibus Incentive Plan.
CEO Pay Ratio Disclosure
Pay Ratio
As required by SEC rules, we are providing the following information about the ratio of the annual total compensation of our median employee and the annual total compensation of our CEO, Mr. Schuck, on December 31, 2024, the last day of our 2024 fiscal year.
For 2024, the annual total compensation for Mr. Schuck, from the Summary Compensation Table above, was $6,253,865, and the annual total compensation for our median-compensated employee was $123,192, resulting in an estimated pay ratio of 51:1.
Identification of Median Employee
Pursuant to the SEC’s pay ratio rule, a registrant subject to Item 402(u) of Regulation S-K is required to identify its median employee only once every three years, so long as during the prior fiscal year there has been no change to its employee population or employee compensation arrangements that it reasonably believes would result in significant changes in its pay ratio disclosure. Accordingly, because no such changes were applicable to us in 2024, that we believe would significantly impact the pay ratio of such period, for purposes of calculating the pay ratio set forth above, we used the same median employee that we identified for purposes of our 2023 pay ratio calculation, who is still employed at the Company and has not had significant changes to their compensation since 2023. To identify our median employee for 2023, we used the methodology described in the following paragraph.
Our median employee was identified from all full-time and part-time employees employed as of December 31, 2023. We did not include any contractors or other non-employee workers in our employee population. To identify our median employee from our employee population, we calculated the aggregate amount of each employee’s (i) annualized base salary, (ii) targeted annual company bonus amount or targeted commission amount, (iii) the 90 day trailing fair market value of equity awards granted as set at the start of the quarter the award was granted, with the exception of awards granted prior to April 1 for which we used fair market value at time of grant, in each case during the period from January 1, 2023 through December 31, 2023. We selected the foregoing compensation elements because they represented our principal broad-based compensation elements. Compensation not paid in U.S. dollars was converted to U.S. dollars using the foreign exchange rates in effect as of December 31, 2023. We did not include employees who terminated employment on December 31, 2023.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Pay Versus Performance
The Executive Compensation Discussion and Analysis section of this Proxy Statement sets forth the financial and other factors considered by the Compensation Committee when reviewing and setting the compensation of our NEOs for fiscal 2024. The following section has been prepared in accordance with the “pay versus performance” rules set forth in Item 402(v) (the “Rule”) of Regulation S-K and sets forth information regarding compensation of our CEO, as our principal executive officer (“PEO”), and our other non-PEO named executive officers. In accordance with the Rule, the table below and the discussion that follows includes an amount referred to as “compensation actually paid” as defined in the Rule (“CAP”). The calculation of CAP includes, among other things, the revaluation of outstanding equity awards held by NEOs during fiscal 2024. In accordance with the Rule, the revaluation of equity awards includes, as applicable:
•The year-end fair value of the awards granted in the covered fiscal year (e.g., 2024) that are outstanding and unvested as of the end of the covered fiscal year;
•The change in fair value from the end of the prior fiscal year (e.g., 2023) to the end of the covered fiscal year with respect to any awards granted in prior years that are outstanding and unvested as of the end of the covered fiscal year;
•The fair value, as of the vesting date, of any awards that were granted and vested in the same covered year;
•The change in fair value from the end of the prior fiscal year to the vesting date or forfeiture date with respect to any awards granted in prior years that vested or failed to vest, as applicable, in the covered fiscal year; and
•The value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation.
Pay Versus Performance

Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)(5)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)(3)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(4)(5)	Value of Initial Fixed $100 Investment Based on(6)		Net Income (Loss) ($ in millions)	Company Selected Measure AOI ($ in millions)(8)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(7)
2024	6,253,865	1,024,960	3,579,079	808,766	30.91	273.18	29.1	428.5
2023	4,973,764	2,304,429	7,528,568	2,255,270	54.38	200.34	107.3	498.6
2022	834,971	(9,307,765)	13,992,890	(3,364,287)	88.56	120.35	63.2	447.8
2021	1,309,234	12,173,581	9,189,778	18,433,785	188.82	187.38	94.9	306.6
2020	4,853,682	42,135,178	3,984,402	52,546,756	141.85	135.92	(36.4)	226.0
__________________
(1)The dollar amounts reported in this column are the amounts of total compensation reported for Mr. Schuck, our CEO, for each corresponding year as reported in the “Total” column of the “Summary Compensation Table” in this Proxy Statement.

(2)In accordance with the requirements of Item 402(v)(2)(iii) of Regulation S-K, the following adjustments were made to the amounts reported for Mr. Schuck in the Summary Compensation Table. Importantly, the dollar amounts do not reflect the actual amount of compensation earned by, or paid to, Mr. Schuck during the applicable year. Note the “Year over Year change in Fair Value of Outstanding and Unvested Equity Awards” for 2021 and 2022 and “Year over Year Change in Fair Value of Equity Awards Granted in the Prior Years that Vested in the Year” for 2022 was incorrectly calculated in the corresponding table of adjustments in Company’s proxy statement for the fiscal year ended December 31, 2022 and has been corrected in the table below.

Description	2020 ($)	2021 ($)	2022 ($)	2023 ($)	2024 ($)
Change in Pension Value Deduction	—	—	—	—	—
Pension Service Cost Addition	—	—	—	—	—
Prior Pension Service Cost Addition	—	—	—	—	—
Deductions from SCT “Stock Awards” Column Value	(3,765,600)	—	—	(4,412,514)	(5,550,604)
Stock and Option Awards Adjustment	41,047,096	10,864,347	(10,142,736)	1,743,179	321,699
Year End Fair Value of Unvested Equity Awards Granted in the Year	13,448,622	—	—	3,301,796	4,274,281
Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	20,213,448	7,599,443	(6,954,599)	(1,185,286)	—
Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	—	—	—	—	—
Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	7,385,026	3,264,904	(3,188,137)	(373,331)	(650,786)
Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	—	—	—	—	(3,301,796)
Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—	—	—	—	—
Total Added (or Deducted)	37,281,496	10,864,347	(10,142,736)	(2,669,335)	(5,228,905)
(3)The dollar amounts reported in this column represent the average of the total amounts reported for our other named executive officers, for each corresponding year in the “Total” column of the “Summary Compensation Table” in of the Proxy Statement. The individuals comprising the Non-PEO NEOs for each presented year are listed below:
2024 - Messrs. Hyzer, O’Brien, and Dasdan
2023 - Messrs. Hyzer, Dasdan and our former President and Chief Operating Officer Chris Hays
2022 and 2021 – Messrs. Hyzer and Hays and our former Chief Technology Officer, Nir Keren
2020 – Messrs. Hays and Keren

(4)In accordance with the requirements of Item 402(v)(2)(iii) of Regulation S-K, when calculating the “average compensation actually paid” for the Non-PEO NEOs the following adjustments were made to the amounts reported in the Summary Compensation Table. Importantly, the dollar amounts do not reflect the actual average amount of compensation earned by, or paid to, our other named executive officers as a group during the applicable year. Note the “Year over Year change in Fair Value of Outstanding and Unvested Equity Awards” for 2020, 2021 and 2022 and “Year over Year Change in Fair Value of Equity Awards Granted in the Prior Years that Vested in the Year” for 2021 and 2022 was incorrectly calculated in the corresponding table of adjustments in Company’s proxy statement for the fiscal year ended December 31, 2022 and has been corrected in the table below.

Description	2020 ($)	2021 ($)	2022 ($)	2023 ($)	2024 ($)
Change in Pension Value Deduction	—	—	—	—	—
Pension Service Cost Addition	—	—	—	—	—
Prior Pension Service Cost Addition	—	—	—	—	—
Deductions from SCT “Stock Awards” Column Value	(2,883,104)	(8,233,367)	(13,316,703)	(7,051,863)	(2,963,240)
Stock and Option Awards Adjustment	51,445,458	17,477,374	(4,040,474)	1,778,565	192,927
Year End Fair Value of Unvested Equity Awards Granted in the Year	7,086,571	10,006,426	8,586,920	4,300,410	1,262,233
Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	20,219,116	5,498,770	(7,522,254)	(2,621,274)	(757,752)
Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year(9)	—	—	184,636	1,012,114	1,084,027
Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	24,139,771	1,972,178	(5,289,776)	(912,685)	(683,796)
Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	—	—	—	—	(711,785)
Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—	—	—	—	—
Total Added (or Deducted)	48,562,354	9,244,007	(17,357,177)	(5,273,298)	(2,770,313)
(5)When calculating amounts of “compensation actually paid” for purposes of this table, the fair value of each equity award was estimated as of the relevant valuation date in accordance with FASB ASC Topic 718 as described in Note 14 to our financial statements for the fiscal year ended December 31, 2024 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2025. The assumptions used were not materially changed from those described in Note 14 but were updated at each valuation date to reflect the then-current value of each variable.
(6)Total shareholder return as calculated based on a fixed investment of one hundred dollars measured at the market close on June 4, 2020, the date our stock commenced trading on the Nasdaq Global Select Market through and including the end of the fiscal year for each year reported in the table as required by the Rule.
(7)The Peer Group Total Shareholder Return set forth in this table utilizes the Nasdaq Computer Index (^IXCO).
(8)For purposes of the Rule, we have identified AOI as our Company-Selected Measure for fiscal 2024. See Appendix A for a reconciliation of AOI to its most directly comparable GAAP financial measure.
(9)As contemplated pursuant to Mr. Hyzer’s Separation Agreement and Release, the illustrative amounts in fiscal 2024 reflects the acceleration of 242,650 RSUs, such amounts representing the number of RSUs that would have vested within 12 months following his departure, in exchange of the forfeiture of 483,135 units, resulting in a net effective forfeiture of 240,485 units, in accordance with the terms of his awards and the Plan. For additional information relating to the acceleration and forfeiture of Mr. Hyzer’s equity awards, see the section entitled “—Potential Payments—Potential Payments upon Termination or Change in Control.”

Relationships Between Pay and Performance
Total Shareholder Return
The following charts show the relationship between (1) PEO CAP and average non-PEO named executive officer CAP (each as calculated pursuant to the Rule) and (2) the cumulative total shareholder return of the Company for its last three completed fiscal (calendar) years. The charts also provide a comparison of the Company’s total shareholder return to the Compensation Comparison Group (“CCG”) total shareholder return for the four-year period. The Company uses the Nasdaq Computer Index (^IXCO) as its CCG.

	PEO Compensation vs. Company and CCG TSR
	2020	2021	2022	2023	2024
PEO Compensation	42,135,178	12,173,581	(9,307,765)	2,304,429	1,024,960
Company TSR	141.85	188.82	88.56	54.38	30.91
CCG TSR	135.92	187.38	120.35	200.34	273.18

	NEO Compensation vs. Company and CCG TSR
	2020	2021	2022	2023	2024
NEO Average Compensation	52,546,756	18,433,785	(3,364,287)	2,255,270	808,766
Company TSR	141.85	188.82	88.56	54.38	30.91
CCG TSR	135.92	187.38	120.35	200.34	273.18
Net Income (Loss)
The following charts show the relationship between (1) PEO CAP and the average non-PEO named executive officer CAP (each as calculated pursuant to the Rule) and (2) the net income (loss) of the Company for the last four fiscal years.

	PEO Compensation vs. Net Income (Loss)
	2020	2021	2022	2023	2024
PEO Compensation	42,135,178	12,173,581	(9,307,765)	2,304,429	1,024,960
Net Income (Loss)	(36,400,000)	94,900,000	63,200,000	107,300,000	29,100,000

	NEO Compensation vs. Net Income (Loss)
	2020	2021	2022	2023	2024
NEO Average Compensation	52,546,756	18,433,785	(3,364,287)	2,255,270	808,766
Net Income (Loss)	(36,400,000)	94,900,000	63,200,000	107,300,000	29,100,000

AOI
The following charts show the relationship between (1) PEO CAP and the average non-PEO named executive officer CAP (each as calculated pursuant to the Rule) and (2) AOI for the last four fiscal years.

	PEO Compensation vs. AOI
	2020	2021	2022	2023	2024
PEO Compensation	42,135,178	12,173,581	(9,307,765)	2,304,429	1,024,960
AOI	226,000,000	306,600,000	447,800,000	498,600,000	428,500,000

	NEO Compensation vs. AOI
	2020	2021	2022	2023	2024
NEO Average Compensation	52,546,756	18,433,785	(3,364,287)	2,255,270	808,766
AOI	226,000,000	306,600,000	447,800,000	498,600,000	428,500,000
Financial Performance Measures Used to Link Executive Compensation to Performance
For purposes of the Rule, we have identified the following performance measures as the most important in setting compensation for our NEOs for fiscal year ended December 31, 2024, in response to the Tabular List disclosure requirement pursuant to Item 402(v)(6) of Regulation S-K. These performance measures were used in setting performance goals under our 2024 Cash Incentive Bonus Plan, in the case of AOI and Net New ARR, and in setting longer term performance goals for the PSUs awarded to our PEO and certain other NEOs, in the case of adjusted free cash flow per share.
•AOI
•Net New ARR
•Adjusted Free Cash Flow Per Share
For additional disclosure on these performance measures, see “Executive Compensation Discussion and Analysis – 2024 Cash Incentive Bonus Plan” above.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth, as of December 31, 2024, certain information related to our compensation plans under which shares of our common stock may be issued.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1):
2020 Omnibus Incentive Plan	15,441,994(2)	$21.00(3)	11,517,998(4)
2020 Employee Stock Purchase Plan	—	N/A	6,599,113
Equity compensation plans not approved by security holders	—	N/A	—
Total	15,441,994		18,117,111
__________________
(1)We have two equity compensation plans that have been approved by our stockholders: the 2020 Omnibus Incentive Plan and the 2020 Employee Stock Purchase Plan (the “ESPP”). On December 12, 2024, our Board approved the suspension of the ESPP preventing the commencement of what would have been the next offering on December 15, 2024. This suspension of the ESPP will continue until otherwise determined by the Board.
(2)Consists of 15,220,019 shares of our common stock issuable upon the settlement of RSUs and PSUs, and 221,975 shares of our common stock issuable upon the exercise of stock options.
(3)The weighted average exercise price relates only to stock options. The calculation of the weighted average exercise price does not include outstanding equity awards that are received or exercised for no consideration.
(4)Consists of shares of our common stock available for future stock-based awards under our 2020 Omnibus Incentive Plan which may include, at the discretion of our Compensation Committee or Board of Directors, non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock units, restricted stock, limited liability company interests in our primary operating company (ZoomInfo Holdings LLC), performance-based awards and other equity-based awards.

OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 15, 2025 by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and Named Executive Officers, and (3) all of our directors and executive officers as a group. Such information (other than with respect to our directors and executive officers) is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to our common stock.
The percentage of beneficial ownership of shares of our common stock is based on 338,415,320 shares of common stock outstanding as of March 15, 2025. Unless otherwise noted, the address for each of the beneficial owners listed below is 805 Broadway Street, Suite 900, Vancouver, Washington 98660.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(1)
Vanguard Group Inc.(2)	33,287,433	9.8%
BlackRock, Inc.(3)	27,182,630	8.0%
Kirk Brown(4)	20,993,943	6.2%
Henry L. Schuck(5)	28,900,099	8.5%
Peter Cameron Hyzer(6)	1,566,093	*
Ali Dasdan(7)	145,050	*
Michael Graham O’Brien(8)	49,738	*
James Roth(9)	73,315	*
Ashley McGrane(10)	29,765	*
Keith Enright	44,615	*
Ashley S. Evans	30,374	*
Robert Keith Giglio	3,525	*
Alison Gleeson	29,596	*
Mark Mader	32,809	*
Domenic J. Maida	19,291	*
Katie Rooney	5,539	*
D. Randall Winn	1,072,535	*
Owen Wurzbacher	19,291	*
Directors and executive officers as a group (13 persons, excluding persons who are no longer NEOs of the Company as of March 15, 2025)(11)	30,310,492	9.0%
__________________
*Represents less than 1%.
(1)The number of shares are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Percentages are calculated in accordance with applicable SEC rules and are based on the number of shares issued and outstanding on March 15, 2025.
(2)Based solely on information contained in a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group in which The Vanguard Group reported that it had shared voting power over 150,807 shares of common stock, sole dispositive power over 32,614,490 shares of common stock, and shared dispositive power over 672,943 shares of common stock. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)Based solely on information contained in a Schedule 13G filed with the SEC on January 26, 2024 by BlackRock, Inc. in which BlackRock, Inc. reported that it had sole voting power over 26,204,554 shares of common stock and sole dispositive power over 27,182,630 shares of common stock. The principal business address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(4)Based solely on information contained in a Schedule 13G/A filed with the SEC on February 10, 2025 and a Form 4 filed by Mr. Brown on March 4, 2025. Amount beneficially owned reflects 13,377,329 shares of common stock held directly by DO Holdings (WA), LLC and 7,615,914 shares of common stock held directly by Mr. Brown. DO Holdings (WA), LLC is owned by Messrs. Schuck and Brown. Mr. Brown may be deemed to share voting and dispositive power over the securities held by DO Holdings (WA), LLC. The principal business address of Mr. Brown is c/o Wildwood Law Group, 3915 NE 15th Ave, #362, Portland, OR 97212.
(5)Amount beneficially owned reflects (i) 12,280,501 shares of our common stock held directly by Mr. Schuck, (ii) 2,224,173 shares of common stock held directly by HSKB Funds, LLC (“HSKB”), (iii) 725,573 shares of common stock held directly by HSKB Funds II, LLC (“HSKB II”), (iv) 237,376 shares of common stock held by a grantor trust, (v) 13,377,329 shares of common stock (based solely on information contained in a Schedule 13G/A filed with the SEC on February 10, 2025) held directly by DO Holdings (WA), LLC and (vi) 55,147 shares of our common stock underlying RSUs that vest within 60 days of March 15, 2025. HSKB Funds, LLC and HSKB Funds II, LLC are managed by HLS Management, LLC. Mr. Schuck is the sole member of HLS Management, LLC. Mr. Schuck only has an economic interest in 1,848,514 shares of common stock held by HSKB and no economic interest in shares of common stock held by HSKB II. DO Holdings (WA), LLC is substantially owned by Messrs. Schuck and Brown. Mr. Schuck may be deemed to share voting and dispositive power over the securities held by DO Holdings (WA), LLC.
(6)Amount beneficially owned reflects ownership as of September 10, 2024, taking into consideration Mr. Hyzer's beneficial ownership of 1,323,443 shares of our common stock as reported in his most recently filed Form 4 on September 4, 2024, plus the acceleration of 242,650 RSUs that converted into shares of our common stock on a one-for-one basis, which vested immediately upon issuance on September 10, 2024.
(7)Effective as of March 2, 2025, Mr. Dasdan departed from the Company. Amount beneficially owned reflects ownership as of March 4, 2025.
(8)Amount beneficially owned reflects ownership as of March 4, 2025, including 7,553 shares of our common stock underlying RSUs that vest within 60 days of March 15, 2025.
(9)Amount beneficially owned reflects ownership as of March 4, 2025, including 59,051 shares of our common stock underlying RSUs that vest within 60 days of March 15, 2025.
(10)Amount beneficially owned reflects ownership as of March 4, 2025, including 21,470 shares of our common stock underlying RSUs that vest within 60 days of March 15, 2025.
(11)Amount beneficially owned reflects 143,221 shares of our common stock underlying RSUs that vest within 60 days of March 15, 2025. We have included Mr. Hyzer and Mr. Dasdan in this beneficial ownership table, as such persons were Named Executive Officers of the Company for a portion, in the case of Mr. Hyzer, or the entirety, in the case of Mr. Dasdan, of the fiscal year ended December 31, 2024. As discussed above in footnotes (6) and (7), Mr. Hyzer ceased to be our Chief Financial Officer on September 6, 2024, and departed from the Company on October 7, 2024, and Mr. Dasdan departed from the Company on March 2, 2025.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the Nasdaq.
Based solely on our review of copies of such reports and written representations from our executive officers, directors, and other beneficial owners of more than ten percent of any class of our equity securities registered pursuant to Section 12 of the Exchange Act, in each case at any time during the prior fiscal year, we believe that such persons or beneficial owners complied with all Section 16(a) filing requirements during 2024, except that HSKB Funds II, LLC filed a Form 4 on January 19, 2024 to reflect its receipt of the distribution of 4,465 shares of our common stock that occurred on January 3, 2024, which was inadvertently omitted in an earlier Form 4 filed by HSKB Funds II, LLC to reflect its receipt of a certain distribution of common stock that occurred on January 1, 2024. This late Form 4 filing was the result of administrative error.

TRANSACTIONS WITH RELATED PERSONS
Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that information about any “related person transaction” (defined as any transaction that is anticipated to be reportable by us under Item 404(a) of Regulation S-K in which we were or are expected to be a participant and the amount involved exceeds $120,000 and in which any “related person” (as defined in Item 404(a) of Regulation S-K) had or will have a direct or indirect material interest) proposed to be entered into by the Company must be reported to members of the Company’s management. Such persons will then promptly communicate that information to our Board of Directors or a duly authorized committee of our Board of Directors. Each related person transaction shall either be approved in advance, or ratified after consummation of the transaction, by our Board of Directors or a committee of our Board of Directors composed solely of independent directors who are disinterested. Our Board of Directors has designated the Audit Committee to serve as such committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest. Our policy also contains a standing approval for transactions with and payments to or from TA Associates, Carlyle and investment funds associated with 22C Capital LLC (“22C Capital”) and/or their respective affiliates (including portfolio companies) (each, a “Sponsor” and, collectively, the “Sponsors”) pursuant to agreements that were in effect at the time of the IPO and certain transactions with or related to the Sponsors, including, without limitation: (1) transactions involving the Company’s securities in which any Sponsor serves as an underwriter, placement agent, initial purchaser, financial advisor or in a similar capacity, and the fees and commissions received by the Sponsor for such services are no greater (on a per security basis) than those received by other underwriters, placement agents, initial purchasers, financial advisors or persons performing in a similar capacity in the transaction or that would be received by an unaffiliated third party; and (2) the purchase or sale of products or services involving any Sponsor, provided that (a) the appropriate officers of the Company reasonably believe the transaction is an arm’s length transaction, (b) the subject products or services are of a type generally made available to other customers of the Sponsor and (c) the aggregate amount involved in such purchase or sale is expected to be less than $5 million over five years.
As used herein, unless otherwise noted or the context requires otherwise:
•“HoldCo Units” refers to the class of units of ZoomInfo HoldCo.
•“Holdings LLC Units” refers to the class of units of ZoomInfo Holdings.
•“Pre-IPO HoldCo Unitholders” refers to the Pre-IPO owners that held HoldCo Units immediately prior to the IPO.
•“Pre-IPO owners” refers collectively to the Sponsors, the Founders, and the management and other equity holders who were the owners of ZoomInfo Holdings immediately prior to the Reorganization Transactions (as defined below).
•“Pre-IPO OpCo Unitholders” refers to the Pre-IPO owners that held Holdings LLC Units immediately prior to the IPO.
The following is a summary of such related person transactions since January 1, 2024 in which the amount involved exceeded or will exceed $120,000.
Stockholders Agreement
In connection with the IPO, we entered into a stockholders agreement with certain affiliates of TA Associates, Carlyle, and our Founders granting them certain board designation rights so long as they maintain a certain percentage of ownership of our outstanding common stock.
The stockholders agreement requires us to, among other things, nominate a number of individuals for election as our directors at any meeting of our stockholders, designated by TA Associates (each such individual a “TA Designee”), Carlyle (each such individual a “Carlyle Designee”), and the Founders (each such individual a “Founder Designee”), provided the applicable stockholder beneficially owns at least 5% of the combined voting power of all classes of voting shares, voting together as a single class, as of the record date for the stockholders’ meeting. As of the record date for the 2025 annual meeting, neither TA Associates nor Carlyle met this beneficial ownership threshold, and there are no longer any TA Designees or Carlyle Designees serving on our Board of Directors. The Founder Designees serving as directors of our Company will be equal to one (1) director for so long as the Founders collectively beneficially own at least 5% of the combined voting power of all classes of voting shares, voting together as a single class, as of the record date for the stockholders’ meeting. For so long as the stockholders agreement remains in effect and subject to the amended and restated certificate of incorporation, the Founder Designee may be removed and vacancies filled (subject to the nominating and corporate governance committee determining such designated persons are qualified) only with the consent of the Founders.
Registration Rights Agreement
In connection with the IPO, we entered into a registration rights agreement with certain affiliates of TA Associates, Carlyle, 22C Capital, and the Founders pursuant to which we granted them and their affiliates the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act of 1933, as amended (the “Securities Act”) shares of common stock. Pursuant to the registration rights agreement, affiliates of TA Associates, Carlyle, and 22C Capital that are party to the registration rights agreement are entitled to certain demand registration rights, which require us to register shares of our common stock under the Securities Act held by participating holders and, if requested, to maintain a shelf registration statement effective with respect to such shares. In addition, if we propose to register the offer and sale of our common stock under the Securities Act following the consummation of the IPO, in connection with the public offering of such common stock, the parties to the registration rights agreement are entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. At any time that a registration statement on Form S-3 is effective, subject to certain limitations, affiliates of TA Associates, Carlyle, and 22C Capital party to the registration rights agreement may make a written request that we register the offer and sale of their shares on such registration statement on Form S-3. Certain affiliates of 22C Capital also have participation rights to participate in any sale by affiliates of Carlyle under certain circumstances. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify certain parties against certain liabilities which may arise under the Securities Act.

Tax Receivable Agreements
In connection with our IPO, we entered into two tax receivable agreements. We entered into (i) the Exchange Tax Receivable Agreement with certain of our Pre-IPO OpCo Unitholders (the “Exchange Tax Receivable Agreement”) and (ii) the Reorganization Tax Receivable Agreement with our Pre-IPO owners that held their interests in us through certain “blocker companies” immediately prior to our IPO, that are taxable as corporations for U.S. federal income tax purposes (the “Blocker Companies”) immediately prior to the consummation of the IPO (such Pre-IPO owners, the “Pre-IPO Blocker Holders”) (“Reorganization Tax Receivable Agreement”). These tax receivable agreements provide for the payment by ZoomInfo Technologies Inc. or any member of its affiliated, consolidated, combined, or unitary tax group (collectively, the “ZoomInfo Tax Group”) to certain Pre-IPO owners and certain Pre-IPO HoldCo Unitholders of 85% of the benefits, if any, that the ZoomInfo Tax Group is deemed to realize (calculated using certain assumptions) as a result of certain tax attributes and benefits covered by the tax receivable agreements. The Exchange Tax Receivable Agreement provides for the payment by members of the ZoomInfo Tax Group to certain Pre-IPO OpCo Unitholders and certain Pre-IPO HoldCo Unitholders of 85% of the benefits, if any, that the ZoomInfo Tax Group is deemed to realize (calculated using certain assumptions) as a result of (i) the ZoomInfo Tax Group’s allocable share of existing tax basis acquired in the IPO and (ii) increases in the ZoomInfo Tax Group’s allocable share of existing tax basis and tax basis adjustments that increased the tax basis of the tangible and intangible assets of the ZoomInfo Tax Group as a result of sales or exchanges of Holdings LLC Units for shares of common stock after the IPO, and certain other tax benefits, including tax benefits attributable to payments under the Exchange Tax Receivable Agreement. Note that all exchanges of Holdings LLC Units for shares of common stock have been completed to date and no future exchanges will occur. The Reorganization Tax Receivable Agreement provides for the payment by the ZoomInfo Tax Group to Pre-IPO Blocker Holders and certain Pre-IPO HoldCo Unitholders of 85% of the benefits, if any, that the ZoomInfo Tax Group is deemed to realize (calculated using certain assumptions) as a result of the ZoomInfo Tax Group’s utilization of certain tax attributes of the Blocker Companies (including the ZoomInfo Tax Group’s allocable share of existing tax basis acquired in certain reorganization transactions effected in connection with the IPO (the “Reorganization Transactions”), and certain other tax benefits. The ZoomInfo Tax Group expects to benefit from the remaining 15% of realized cash tax benefits. Estimating the amount of payments made under the tax receivable agreements is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The increase in the ZoomInfo Tax Group’s allocable share of existing tax basis and the tax basis adjustments from the exchanges of Holdings LLC Units for shares of common stock, as well as the amount and timing of any payments under the tax receivable agreements, vary depending upon a number of factors, including our blended federal and state tax rate, the amount and timing of our income and deductions, and situations where no net benefit is received from the tax attributes.

As of December 31, 2024, the ZoomInfo Tax Group had a liability of $2,762.5 million related to its projected obligations under the Tax Receivable Agreements. This liability, or portion thereof, becomes payable once the tax attributes under the Tax Receivable Agreements reduces the ZoomInfo Tax Group’s current income tax liability which would have been otherwise due absent such tax attributes. The liability will be reduced to the extent the tax attributes are expected to expire or otherwise cannot be applied to reduce the ZoomInfo Tax Group’s tax liabilities. During the year ended December 31, 2024, $94.0 million was paid to TRA holders pursuant to the Tax Receivable Agreements. For additional information about the Tax Receivable Agreements, see Note 16 - Tax Receivable Agreements to our audited consolidated financial statements included in the 2024 10-K.
Other Related Person Transactions
Michelle Milner, our Vice President, Human Resources, is the sister-in-law of Henry L. Schuck, our Chief Executive Officer. Total compensation paid by the Company to Ms. Milner, including salary, bonus, and equity compensation, for the year ended December 31, 2024 was approximately $0.3 million.

Tax-Related Fees
We paid ongoing tax, accounting, and other administrative expenses on behalf of HSKB Funds, LLC, HSKB Funds II, LLC and DiscoverOrg Management Holdings, LLC, each of which was formed prior to our IPO to hold employee retention equity and is controlled by Mr. Schuck, in the amount of $0.1 million, for the year ended December 31, 2024. The Company also approved similar fees to be paid in the year ending December 31, 2025.
Commercial Transactions with Our Sponsors and Sponsor Portfolio Companies
We provide limited complimentary access to our platform to 22C Capital, Carlyle and TA Associates. We estimate the value of such access provided to each of 22C Capital, Carlyle and TA Associates in 2024 to be zero. In addition, we provide our services to TA Associates, The Carlyle Group, and 22C Capital in the ordinary course of our business. We recorded revenues from TA Associates, The Carlyle Group, and 22C Capital in 2024 of approximately $0.4 million, $0.5 million, and less than $0.1 million, respectively.
Our Sponsors and their affiliates have ownership interests in a broad range of companies. We have entered and may in the future enter into commercial transactions in the ordinary course of our business with some of these companies, including the sale of goods and services and the purchase of goods and services. None of these transactions or arrangements has been or is expected to be material to us.
Indemnification of Directors and Officers
Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.
There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

STOCKHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING
If any stockholder wishes to propose a matter for consideration at our 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”), the proposal should be mailed by certified mail return receipt requested, to our Secretary, ZoomInfo Technologies Inc., 805 Broadway Street, Suite 900, Vancouver, Washington 98660. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement for the 2026 Annual Meeting, a proposal must be received by our Secretary no later than November 27, 2025. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.
In addition, our Bylaws permit stockholders to nominate candidates for director and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the 2026 Annual Meeting, you must submit a timely notice in accordance with the procedures described in our Bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the date of the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2026 Annual Meeting, such a proposal must be received on or after January 14, 2026, but not later than February 13, 2026. In the event that the date of the 2026 Annual Meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the 2026 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2026 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2026 Annual Meeting is first made. If the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 calendar days prior to the first anniversary of this year’s Annual Meeting, notice by a stockholder will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is if it is delivered not later than the close of business on the tenth calendar day following the day on which such public announcement is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our Bylaws.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. Since our Bylaws impose an earlier deadline for such a notice than Rule 14a-19(b)(1), the noticing stockholder’s proposal must be received by the Company in compliance with our Bylaws in order to be timely delivered.

OTHER BUSINESS
The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Ashley McGrane
Secretary
We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (ir.zoominfo.com) and click on “SEC Filings” under the “Financials” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2024, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:
Secretary
ZoomInfo Technologies Inc.
805 Broadway Street, Suite 900
Vancouver, Washington 98660

APPENDIX A: NON-GAAP FINANCIAL MEASURES
To supplement our consolidated financial statements presented in accordance with GAAP, this report contains non-GAAP financial measures, including adjusted operating income, adjusted operating income margin, and unlevered free cash flow. We believe these non-GAAP measures are useful to investors in evaluating our operating performance because they eliminate certain items that affect period-over-period comparability and provide consistency with past financial performance and additional information about our underlying results and trends by excluding certain items that may not be indicative of our business, results of operations, or outlook.
Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, but rather as supplemental information to our business results. This information should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items or events being adjusted. In addition, other companies may use different measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with U.S. GAAP.
We define Adjusted Operating Income as income (loss) from operations adjusted for, as applicable, (i) impact of fair value adjustments to acquired unearned revenue, (ii) amortization of acquired technology and other acquired intangibles, (iii) equity-based compensation expense, (iv) restructuring and transaction-related expenses, (v) integration costs and acquisition-related compensation and (vi) legal settlement. We define Adjusted Operating Income Margin as Adjusted Operating Income divided by the sum of revenue and the impact of fair value adjustments to acquired unearned revenue.
We define Unlevered Free Cash Flow as net cash provided by (used in) operating activities less (i) purchases of property and equipment and other assets, plus (ii) cash interest expense, (iii) cash payments related to restructuring and transaction-related expenses, (iv) cash payments related to integration costs and acquisition-related compensation, and (v) legal settlement payments. Unlevered Free Cash Flow does not represent residual cash flow available for discretionary expenditures since, among other things, we have mandatory debt service requirements.
Net revenue retention is metric that we calculate based on customers of ZoomInfo at the beginning of the twelve-month period, and is calculated as: (a) the total annual contract value ("ACV") for those customers at the end of the twelve-month period, divided by (b) the total ACV for those customers at the beginning of the twelve-month period.

Reconciliation from GAAP Income from Operations to Non-GAAP Adjusted Operating Income (Fiscal Years 2024, 2023, and 2022)

	Year Ended December 31,
($ in millions)	2024	2023	2022
Income from operations (GAAP)	$97.4	$259.5	$175.8
Impact of fair value adjustments to acquired unearned revenue	—	0.2	2.1
Amortization of acquired technology	38.2	39.1	48.2
Amortization of other acquired intangibles	21.6	21.9	22.0
Equity-based compensation expense	138.0	167.6	192.3
Restructuring and transaction-related expenses	101.6	10.3	4.1
Integration costs and acquisition-related expenses	—	—	3.3
Litigation settlement	31.7	—	—
Adjusted Operating Income (Non-GAAP)	$428.5	$498.6	$447.8

	Year Ended December 31,
($ in millions)	2024	2023	2022
Revenue (GAAP)	$1,214.3	$1,239.5	$1,098.0
Impact of fair value adjustments to acquired unearned revenue	—	0.2	2.1
Revenue for adjusted operating margin calculation (Non-GAAP)	$1,214.3	$1,239.7	$1,100.1

Operating Income Margin (GAAP)	8%	21%	16%
Adjusted Operating Income Margin (Non-GAAP)	35%	40%	41%
Reconciliation from GAAP Operating Cash Flow to Unlevered Free Cash Flow (FY 2024)

($ in millions)	FY 2024
Net cash provided by operating activities (GAAP)	$369.4
Purchases of property and equipment and other assets	(64.9)
Interest paid in cash	44.0
Restructuring and transaction-related expenses paid in cash	67.0
Integration costs and acquisition-related compensation paid in cash	1.3
Litigation settlement payments	30.1
Unlevered Free Cash Flow (Non-GAAP)	$446.9

ZOOMINFO TECHNOLOGIES INC.
805 BROADWAY ST
SUITE 900
VANCOUVER, WA 98660

SCAN TO
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VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or **scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 13, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V64981-P26339

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ZOOMINFO TECHNOLOGIES INC.

The Board of Directors recommends you vote FOR the following proposal:

	For All	Withhold All	For All Except
1. To elect the director nominees listed in the Proxy Statement.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Ashley S. Evans
02) Robert Keith Giglio
03) Alison Gleeson
04) Mark Mader

The Board of Directors recommends you vote "FOR" the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V64982-P26339

ZOOMINFO TECHNOLOGIES INC.
Annual Meeting of Stockholders
May 14, 2025 12:00 PM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Henry L. Schuck, Michael Graham O'Brien and Ashley McGrane, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of ZOOMINFO TECHNOLOGIES INC. held of record by the undersigned at the close of business on March 17, 2025 that the undersigned would be entitled to vote if personally present, on all matters properly coming before the Annual Meeting of Stockholders to be held at 12:00 PM, EDT on May 14, 2025, virtually at www.virtualshareholdermeeting.com/ZI2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made but this proxy is signed, this proxy will be voted "FOR" the election of the director nominees on the reverse side, "FOR" Proposal 2 and "FOR" Proposal 3. It will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

Continued and to be signed on reverse side